EXHIBIT 10.2

$75,000,000

CREDIT AGREEMENT

among

THE BRINK’S COMPANY,
as Parent Borrower,

CERTAIN OF PARENT BORROWER’S SUBSIDIARIES,
as Guarantors,

and

PNC BANK, NATIONAL ASSOCIATION,
as Lender

dated as of March 12, 2015

TABLE OF CONTENTS

Page

i

Section 6.1	Representations and Warranties	29
Section 6.2	Accuracy and Completeness of Information	33
Section 6.3	Labor Matters	34
Section 6.4	Survival of Representations and Warranties, Etc.	34

ARTICLE VII		34

FINANCIAL INFORMATION AND NOTICES		34

Section 7.1	Financial Statements. Etc.	34
Section 7.2	Notice of Litigation and Other Matters	37

ARTICLE VIII		37

AFFIRMATIVE COVENANTS		37

Section 8.1	Payment of Taxes. etc.	37
Section 8.2	Maintenance of Insurance	38
Section 8.3	Preservation of Legal Existence, etc.	38
Section 8.4	Compliance with Laws, etc.	38
Section 8.5	Compliance with ERISA and the Code	38
Section 8.6	Compliance with Contracts, etc.	39
Section 8.7	Access to Properties	39
Section 8.8	Conduct of Business	39
Section 8.9	Use of Proceeds	39
Section 8.10	Additional Guarantors	39

ARTICLE IX		40

NEGATIVE COVENANTS		40

Section 9.1	Financial Covenants	40
Section 9.2	Limitations on Liens	40
Section 9.3	Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets	43
Section 9.4	Transactions with Affiliates	43
Section 9.5	Compliance with Regulations T, U and X	44
Section 9.6	Hedging Agreements	44
Section 9.7	ERISA	44
Section 9.8	Limitations on Acquisitions	45
Section 9.9	Sale Leaseback Transactions	45
Section 9.10	Limitations on Investments	45
Section 9.11	Limitations on Priority Debt	46
Section 9.12	Restricted Payments	46

ARTICLE X		47

GUARANTY		47

SCHEDULES

Schedule 1.1(c)	Unrestricted Subsidiaries of the Parent Borrower as of Closing Date
Schedule 6.1.6	Subsidiaries of the Parent Borrower as of Closing Date
Schedule 9.2	Liens as of Closing Date

EXHIBITS

Exhibit A	Form of Guarantor Joinder Agreement
Exhibit B	Form of Notice of Prepayment

CREDIT AGREEMENT dated as of March 12, 2015 among THE BRINK’S COMPANY, a Virginia corporation (the “Parent Borrower”), certain of the Parent Borrower’s Subsidiaries named on the signature pages hereto as guarantors, and PNC BANK, NATIONAL ASSOCIATION (the “Lender”).

STATEMENT OF PURPOSE

WHEREAS, the Parent Borrower has requested, and the Lender has agreed, to make available to the Parent Borrower a $75,000,000 term loan facility, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS, ETC.

Section 1.1   Definitions.

The following terms when used in this Agreement shall have the meanings assigned to them below:

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, at any time, for any day, a rate per annum equal to the higher of (a) highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus ½ of 1%, and (iii) the LIBOR Rate in effect on such day for an Interest Period of 1 month plus 1% and (b) 0%.  For purposes hereof, “Prime Rate” means the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania (the Prime Rate not necessarily being intended to be the lowest rate of interest charged by PNC in connection with extensions of credit to debtors).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, respectively.

“Alternate Base Rate Loan” means any Loan bearing interest at a rate based upon the Alternate Base Rate.  Any Alternate Base Rate Loan shall bear interest at the Alternate Base Rate plus 1.75%.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators.

“Applicable LT Rating” means (i) as to Moody’s, its rating of the Parent Borrower’s senior, unsecured, long-term bank credit facility and (ii) as to S&P, its corporate credit rating of the Parent Borrower’s senior, unsecured, long-term, non-credit-enhanced debt for borrowed money.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” means the occurrence and continuation of any of the Events of Default set forth in Sections 11.1.8, 11.1.9 or 11.1.10, or any of those events which with the passage of time, the giving of notice or any other condition, would constitute such an Event of Default.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereof).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by law to close, and if the applicable Business Day relates to any LIBOR Rate Loan, such day must also be a day on which business dealings are carried on in the London interbank market.

“Capital Lease” means, subject to Section 1.4, with respect to any Person who is a lessee of property, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on the lessee’s balance sheet.

“Capital Lease Obligation” means the amount of the liability that is capitalized in respect of any Capital Lease in accordance with GAAP.

“Cash Equivalents” means (a) demand deposits maintained in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (c) time deposits, certificates of deposit, master notes and bankers acceptances of (i) the Lender, (ii) any commercial bank or trust company (or any Affiliate thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank, trust company or Affiliate thereof being an “Approved Institution”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or similar ratings by successor rating agencies) or better by S&P or P-2 (or similar ratings by successor rating agencies) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by Approved Institutions, (g) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, rated at least A, MIG-1 or MIG-2 by Moody’s or at least A by S&P (or similar ratings by successor rating agencies), (h) unrated obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, supported by irrevocable letters of credit issued by Approved Institutions, or (i) unrated general obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, provided that the issuer has other outstanding general obligations rated at least A, MIG-1 or MIG-2 by Moody’s or A by S&P (or similar ratings by successor rating agencies).

“Change in Control” shall be deemed to have occurred if (i) any “person” or “group” of persons (within the meaning of Section 13(d) and 14(d) of the Exchange Act) shall obtain, directly or indirectly, “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent Borrower, (ii) a majority of the seats on the board of directors of the Parent Borrower shall be occupied by persons other than (x) directors on the Closing Date, (y) directors whose election or nomination by shareholders or the board of directors of the Parent Borrower was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of the board or (z) directors whose election or nomination by shareholders or the board of directors of the Parent Borrower was approved by individuals referred to in clauses (x) and/or (y) above constituting at the time of such election or nomination at least a majority of the board or (iii) there shall have occurred under the Private Placement NPA or any other indenture or other instrument evidencing Debt for borrowed money of the Parent Borrower or any Restricted Subsidiary in excess of $25,000,000 a “change in control” (as defined in the Private Placement NPA or such other indenture or other instrument evidencing such Debt) beyond any grace period permitted therein obligating the Parent Borrower or any Restricted Subsidiary to repurchase, redeem or repay all or any part of such Debt or any capital stock provided for therein.

“Closing Date” has the meaning assigned thereto in Section 5.1.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the commitment of the Lender to make the Loan to the Parent Borrower on the Closing Date in the principal amount of $75,000,000.  The Lender’s Commitment on the Closing Date is $75,000,000.

“Consolidated Debt” means, as of any date of determination, without duplication, all Debt of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in Restricted Subsidiaries.

“Consolidated EBITDA” means, for the Parent Borrower and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense (excluding clause (d) in the definition thereof), (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, as applied to the Parent Borrower and its Restricted Subsidiaries, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium, (b) the interest component under Capital Leases, (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program and (d) the aggregate of all amounts paid in cash by the Parent Borrower during such period as Restricted Payments, in each case determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Lease Rentals” means, as of any date of determination, Lease Rentals of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Parent Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, but excluding, to the extent reflected in determining such net income, (a) any extraordinary gains and losses for such period, (b) any non-cash impairment, valuation allowance, write-up, write-down or write-off in the book value of any assets and (c) any non-cash loss in connection with the disposition of any assets.

“Consolidated Net Worth” means, as of any date, as applied to the Parent Borrower and its Restricted Subsidiaries, shareholders’ equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, provided that in determining “Consolidated Net Worth” there shall be (a) included any issuance of preferred stock by the Parent Borrower and (b) excluded (i) any extraordinary gains and losses, (ii) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets, (iii) any non-cash loss in connection with the disposition of any assets and (iv) unfunded retirement liabilities of the Parent Borrower and its Restricted Subsidiaries associated with pension plans and United Mine Workers of America retiree medical plans and black lung obligations; provided further, that the items referred to in clauses (i), (ii) and (iii), shall be excluded only to the extent that such items are recorded following the date hereof.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Parent Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries furnished or caused to be furnished to the Lender pursuant to Section 7.1.1.

“Credit Parties” means, collectively, the Parent Borrower and the Guarantors; “Credit Party” means any one of them.

“Current SEC Reports” means the most recent report on Form 10-K, or any successor form, and any amendments thereto filed by the Parent Borrower with the Securities and Exchange Commission (the “Commission”) and any reports on Forms 10-Q and/or 8-K, or any successor forms, and any amendments thereto, filed by the Parent Borrower with the Commission after the date of such report on Form 10-K.

“Debt” of any Person means at any date of determination, without duplication, the sum of the following determined and calculated in accordance with GAAP:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business that is not more than 60 days past due) which would appear as liabilities on a balance sheet of such Person, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien, (d) all Support Obligations of such Person with respect to Debt of others, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), and (g) the outstanding attributed principal amount under any asset securitization program of such Person.  The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, extraordinary administration or similar debtor relief laws of the United States or other applicable jurisdictions (U.S. domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or both, would constitute an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who together with the Parent Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the higher of (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by PNC from three federal funds brokers of recognized standing selected by it and (b) 0%.

“Fee Letter” means the letter agreement between the Lender and the Parent Borrower dated as of the Closing Date relating to certain fees payable by the Parent Borrower to the Lender in respect of the transactions contemplated by this Agreement.

“Fiscal Quarter” means a fiscal quarter of the Parent Borrower of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent Borrower ending on December 31 in any year.

“Foreign Lender” means the Lender if it is organized under the laws of a jurisdiction other than that in which the Parent Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means each Subsidiary of the Parent Borrower that is not organized under the laws of the United States or any State or territory thereof.

“Funding Office” means the office of the Lender specified in Section 13.1.3, or any subsequent office which shall have been specified by the Lender for such purpose by written notice to the Parent Borrower.

“GAAP” means generally accepted accounting principles in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated, subject to Section 1.4.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, in each case whether U.S. domestic or foreign (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” means, without duplication, all of the Obligations of the Parent Borrower to the Lender, whenever arising, under this Agreement, the Note or any other Loan Document (including, but not limited to, obligations with respect to principal, interest and fees).

“Guarantor” means each Subsidiary of the Parent Borrower identified as a “Guarantor” on the signature pages hereto and any Subsidiary that becomes a Guarantor hereunder after the Closing Date by execution of a Guarantor Joinder Agreement pursuant to Section 8.10; provided that each of Pittston Minerals Group Inc. and Pittston Coal Company shall not be a Guarantor hereunder.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement executed by a Guarantor and the Lender in substantially the form of Exhibit A.

“Hazardous Materials” means any substances or materials (a) which are or become regulated or defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indemnitee” has the meaning assigned thereto in Section 13.2.

“Information” has the meaning assigned thereto in Section 13.9.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four (4) consecutive Fiscal Quarters ending as of such day.

“Interest Period” has the meaning assigned thereto in Section 4.1.2.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person.

“Labor Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments and orders relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

“Lease” means a lease, other than a Capital Lease, of real or personal, or real and personal, property.

“Lease Rentals” for any period means the sum of the rental and other obligations to be paid by the lessee under a Lease during the remaining term of such Lease (excluding any extension or renewal thereof at the option of the lessor or the lessee unless such option has been exercised), excluding any amount required to be paid by the lessee (whether or not therein designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Lender” has the meaning assigned thereto in the introductory paragraph hereto.

“Lending Office” means, with respect to the Lender, the office(s) of the Lender maintaining the Loan made hereunder.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending as of such day.

“LIBOR Rate” means with respect to each day during the Interest Period pertaining to a LIBOR Rate Loan, the higher of:  (a) the rate per annum determined by Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market, or the rate which is quoted by another source selected by Lender which has been approved by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg page or any Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage;  and (b) 0%.  LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg or appropriate successor
LIBOR	=	1.00- LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted automatically as to all LIBOR Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage. The Lender shall give prompt notice to the Parent Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If the LIBOR Rate as calculated as provided herein shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Rate Loan” means a Loan bearing interest at a rate based upon the LIBOR Rate.

“LIBOR Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City and to which the Lender is then subject.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Note, any Guarantor Joinder Agreement, the Fee Letter and each other document, instrument and agreement executed and delivered by any Credit Party for the benefit of the Lender in connection with this Agreement.

“Loan” means the term loan made by the Lender hereunder on the Closing Date.

“Margin Stock” has the meaning given such term under Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole that would impair the ability of the Credit Parties to perform their obligations under the Loan Documents or (b) the rights or remedies of the Lender under the Loan Documents.

“Material Domestic Subsidiary” means any Subsidiary of the Parent Borrower which (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) together with its Subsidiaries, (i) owns more than twenty percent (20%), as of any date, of the assets and properties of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries or (ii) accounts for more than twenty percent (20%) of Consolidated EBITDA.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 400l(a)(3) of ERISA and is subject to Title IV of ERISA to which the Parent Borrower or any ERISA Affiliate is making, has made, is accruing or has accrued an obligation to make, contributions within the preceding six years.

“MXN Swingline Effectiveness Period” has the meaning set forth in the Revolving Credit Agreement.

“Note” means that certain Term Note which evidences the Loan in the principal amount of $75,000,000 executed by the Parent Borrower payable to the order of Lender dated as of the Closing Date.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4.3.

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the Note and all principal of and interest on the Loan, (b) all payment and other obligations owing or payable at any time by the Parent Borrower to Lender or any Affiliate of Lender under or in connection with any Hedging Agreement required or permitted by this Agreement, (c) interest and fees that accrue under the Loan Documents after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, and (d) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement or any of the other Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning assigned thereto in Section 4.10.2.

“Parent Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Participant” has the meaning assigned thereto in Section 13.8.3.

“Participant Register” has the meaning assigned thereto in Section 13.8.3.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for the employees of the Parent Borrower or any of its ERISA Affiliates.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA, other than a Multiemployer Plan, and in respect of which the Parent Borrower or any ERISA Affiliate is (or if such plan were terminated at such time, would, under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PNC” means PNC Bank, National Association.

“Prime Rate” has the meaning assigned thereto in the definition of “Alternate Base Rate”.

“Priority Debt” means “Priority Debt” as calculated under and pursuant to the terms of the Private Placement NPA as in effect on the Closing Date deducting therefrom (other than during a MXN Swingline Effectiveness Period) other Debt denominated in Mexican pesos in an aggregate principal Dollar equivalent amount not more than $40,000,000, the proceeds of which are used to finance the Mexican operations of the Parent Borrower and its Subsidiaries.

“Private Placement Notes” means either of the $50,000,000 4.57% Guaranteed Senior Unsecured Notes, Series A, due January 24, 2021 or $50,000,000 5.20% Guaranteed Senior Unsecured Notes, Series B, due January 24, 2021, in each case issued by the Parent Borrower, and any extension, renewal, refinancing or replacement of any of the foregoing.

“Private Placement NPA” means the Note Purchase Agreement, dated as of January 24, 2011, among the Parent Borrower, as issuer, and the purchasers of the Private Placement Notes party thereto.

“Register” has the meaning assigned thereto in Section 13.8.2(d).

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under subsection .22, .23, .27 or .28 of PBGC Regulation Section 4043.

“Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of the Parent Borrower or any other officer of the Parent Borrower proposed by the Parent Borrower and reasonably acceptable to the Lender.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Parent Borrower’s shareholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means:

(i)    any Subsidiary of the Parent Borrower as of the Closing Date other than a Subsidiary designated as an Unrestricted Subsidiary in Schedule 1.1(c);

(ii)   any other Material Domestic Subsidiary of the Parent Borrower;

(iii)   any other Subsidiary of the Parent Borrower that is a Guarantor;

(iv)    any other Subsidiary of the Parent Borrower that owns, directly or indirectly, any of the capital stock of any Guarantor; and

(v)   any other Person that becomes a Subsidiary of the Parent Borrower after the Closing Date unless prior to such Person becoming a Subsidiary a Responsible Officer of the Parent Borrower designates such Subsidiary as an Unrestricted Subsidiary, in accordance with the following paragraph.

A Restricted Subsidiary (other than any Material Domestic Subsidiary, any Subsidiary that is a Guarantor, or any Subsidiary that owns, directly or indirectly, any of the capital stock of any Guarantor) may be designated by a Responsible Officer of the Parent Borrower as an Unrestricted Subsidiary by written notice to the Lender, but only if (a) the Subsidiary owns no shares, directly or indirectly, of the Parent Borrower or any Restricted Subsidiary and (b) immediately after such designation, the Leverage Ratio is not greater than 3.25 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.  An Unrestricted Subsidiary may be designated by a Responsible Officer of the Parent Borrower as a Restricted Subsidiary by written notice to the Lender, but only if immediately after such designation (x) the Parent Borrower shall be in compliance with Section 9.2 and (y) the Leverage Ratio is not greater than 3.25 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of March 10, 2015, among the Parent Borrower, certain Subsidiaries of the

Parent Borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means the sale by the Parent Borrower or a Restricted Subsidiary to any Person (other than the Parent Borrower or any Restricted Subsidiary) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by the Parent Borrower or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Specified Maturity Date” means March 12, 2022; provided, however, that if such date is not a Business Day, the Specified Maturity Date shall be the next preceding Business Day.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent Borrower.

“Support Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed, directly or indirectly in any manner, by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (ii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person (unless such investment is expected to constitute a permitted investment under Section 9.10).

“Taxes” has the meaning assigned thereto in Section 4.10.1.

“Unasserted Contingent Obligations” means, at any time, with respect to the Obligations, obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding the principal of, and interest and premium (if any) on, and fees and expenses relating to, such Obligations) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of such Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Unfunded Current Liability” of any Pension Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Pension Plan as of the close of its most recent year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87 (irrespective of any subsequent changes to or replacements of such Statement), exceeds the sum of (a) the market value of the assets allocable thereto and (b) $5,000,000.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, 107 P.L. 56, as amended.

Section 1.2   General.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

Section 1.3   Other Definitions and Provisions.

1.3.1   Use of Capitalized Terms.  Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings provided herein when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

1.3.2   Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including articles of incorporation or comparable organizational documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words

“herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, implementing, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section 1.4   Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis (except for changes concurred by the Parent Borrower’s independent public accountants and disclosed in writing to the Lender).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent (except for changes concurred by the Parent Borrower’s independent public accountants and disclosed in writing to the Lender) with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent (except for changes concurred by the Parent Borrower’s independent public accountants and disclosed in writing to the Lender) with the annual audited financial statements referenced in Section 6.1.7); provided, however, if (a) the Parent Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP, the rules promulgated with respect thereto or to any change in the application of GAAP concurred by the Parent Borrower’s independent public accountants or (b) the Lender shall so object in writing within 60 days after delivery of such financial statements or object to any change in the application of GAAP concurred by the Parent Borrower’s independent public accountants, then (i) such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Parent Borrower to the Lender as to which no such objection shall have been made and (ii) the Lender and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement as to which objections shall have been made to preserve the original intent thereof in light of such change in GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein (including, without limitation, any financial covenant), (i) any election by the Parent Borrower or any Subsidiary to measure an item of Indebtedness using fair value (as permitted by FASB ASC 825 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall not be treated as

Debt and shall continue to be treated as an operating lease (and any future lease that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be similarly treated).

ARTICLE II

CREDIT FACILITY

Section 2.1   Amount and Terms of Credit.

2.1.1   Description of Facility.  Upon the terms and subject to the conditions set forth in this Agreement, the Lender agrees to make the Loan to the Parent Borrower on the Closing Date in the principal amount equal to its Commitment.  Amounts paid or prepaid in respect of the Loan may not be reborrowed.  The proceeds of the Loan shall be disbursed in a single advance on the Closing Date.  The Loan shall be evidenced by the Note and the entire unpaid principal balance of the Loan including all accrued but unpaid interest shall be due on the Specified Maturity Date.

2.1.2   Application of Loan Proceeds.  The proceeds of the Loan shall be used by the Parent Borrower to finance the working capital needs and capital expenditures of the Parent Borrower and its Subsidiaries and to refinance Debt outstanding under the Revolving Credit Agreement on the Closing Date.

Section 2.2   Reserved.

Section 2.3   Reserved.

Section 2.4   Repayment of the Loan.

2.4.1   Repayment on Specified Maturity Date.  The Parent Borrower agrees to repay the outstanding principal amount of the Loan made to it hereunder in full on the Specified Maturity Date, with all accrued but unpaid interest thereon.

2.4.2   Scheduled Principal Repayments.  The Loan shall be repaid, beginning on April 30, 2015, and on the last day of each calendar month thereafter, in the amounts as set forth in the following table.  In addition to making these monthly payments of principal on the Loan, monthly payments of accrued interest shall also be due as provided in Section 4.1.4 below.

Payment Date                                                                                     Payment Amount

April 30, 2015 through and including                                                      $437,500
March 31, 2020

April 30, 2020 through and including                                                      $625,000
March 31, 2021

April 30, 2021 through the                                                                     $687,500
Specified Maturity Date

2.4.3   Optional Prepayments.

(a)           At any time on and after the third anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, and provided that the aggregate amount of all of such prepayments does not exceed $25,000,000, the Parent Borrower may prepay the Loan in part, but not in whole, without premium or penalty, except for any amount required to be paid pursuant to Section 4.8, by delivering to the Lender an irrevocable notice in the form attached hereto as Exhibit B (a “Notice of Prepayment”) at least three (3) Business Days prior to the proposed prepayment date, specifying the date and amount of prepayment.  At any time on and after the fifth anniversary of the Closing Date, the Parent Borrower may prepay the Loan in whole or in part, without premium or penalty, except for any amount required to be paid pursuant to Section 4.8, by delivering an irrevocable Notice of Prepayment to the Lender at least three (3) Business Days prior to the proposed prepayment date, specifying the date and amount of prepayment.  Unless otherwise agreed by the Lender, each partial prepayment shall be in a minimum amount of $5,000,000.

(b)           Any prepayment of the Loan pursuant to this Section 2.4.3 made on or prior to the fifth anniversary of the Closing Date shall be subject to payment by the Parent Borrower to Lender of a prepayment premium equal to: (a) five percent (5.0%) of the prepayment amount, if the prepayment occurs on or prior to the first anniversary of the Closing Date; (b) four percent (4.0%) of the prepayment amount, if the prepayment occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date; (c) three percent (3.0%) of the prepayment amount, if the prepayment occurs after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date; (d) two percent (2.0%) of the prepayment amount, if the prepayment occurs after the third anniversary of the Closing Date, but on or prior to the fourth anniversary of the Closing Date; or (e) one percent (1.0%) of the prepayment amount, if the prepayment occurs after the fourth anniversary of the Closing Date, but on or before the fifth anniversary of the Closing Date.  Any prepayment of the Loan made after the fifth anniversary of the Closing Date is not subject to any prepayment premium or penalty, except for any amount required to be paid pursuant to Section 4.8.

(c)           If any such Notice of Prepayment is given (whether for a partial or full prepayment), the amount specified in such notice shall be due and payable on the date set forth in such notice.  Each Notice of Prepayment shall be irrevocable, provided that such notice may be conditioned upon the effectiveness of other credit facilities or the occurrence of any event, in which case such notice may be revoked by the Parent Borrower by notice to the Lender that such condition has not been satisfied.  All partial Loan prepayments permitted pursuant to this Section 2.4.3 shall be applied to the unpaid installments of principal of the Loan in the inverse order of scheduled maturities.

2.4.4   Limitation on Repayment of a LIBOR Rate Loan.  The Parent Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

ARTICLE III

RESERVED

ARTICLE IV

GENERAL LOAN PROVISIONS

Section 4.1   Interest.

4.1.1   Interest Rate Options.  Unless conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan is required pursuant to Section 4.7.1 or Section 4.7.2, the Loan hereunder shall be maintained as a LIBOR Rate Loan and the aggregate unpaid principal balance of the Loan shall bear interest at the LIBOR Rate plus 1.75%; provided that each such interest rate shall be increased by any amount required pursuant to Section 4.1.3.

4.1.2   Interest Period.  In connection with each LIBOR Rate Loan, the interest period shall be period equal to approximately one calendar month, commencing on the first Business Day of a calendar month through but excluding the first Business Day of the immediately succeeding calendar month (the “Interest Period”); provided that no Interest Period shall extend beyond the Specified Maturity Date.

4.1.3   Default Rate.  Notwithstanding the foregoing provisions of this Section 4.1 but subject to Section 4.1.5, if any principal of or interest on the Loan or any fee or other amount payable by the Parent Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of the Loan, 2% plus the rate otherwise applicable to the Loan as provided in the foregoing provisions of this Section 4.1, or (ii) in the case of any other amount, 2% plus the rate applicable to Alternate Base Rate Loans made in the United States as provided in Section 4.1.1.  Interest shall continue to accrue on the amount of the Loan outstanding after the filing by or against the Parent Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

4.1.4   Interest Payment and Computation.

(a)           Interest on the Loan shall be payable by the Parent Borrower in arrears on the last Business Day of each calendar month commencing on April 30, 2015, provided that interest accrued pursuant to Section 4.1.3 shall be payable on demand.

(b)           Interest on the Loan and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

4.1.5   Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall at the Parent Borrower’s option, (i) promptly refund to the Parent Borrower any interest received by the Lender in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Parent Borrower not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Parent Borrower under Applicable Law.

Section 4.2   Upfront Fee.

The Parent Borrower shall pay to the Lender an upfront fee on the Closing Date, as required under the Fee Letter.  Such fee shall be fully earned when paid.

Section 4.3   Manner of Payment.

Each payment by any Credit Party on account of the principal of or interest on the Loan or of any fee, commission or other amounts payable to the Lender under this Agreement shall be made on the date specified for payment under this Agreement to the Lender at the relevant Funding Office, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever (except for the excluded taxes covered by Section 4.10.1). Such payments shall be made no later than 3:00 p.m., Pittsburgh, Pennsylvania time.  Any payment received after the time set forth in the immediately preceding sentence shall be deemed to have been made on the next succeeding Business Day for all purposes.

Section 4.4   Crediting of Payments and Proceeds.

In the event that any Credit Party shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2.1, all payments received by the Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Credit Parties hereunder, then to all indemnity obligations then due and payable by the Credit Parties hereunder, then to all fees then due and payable, then to accrued and unpaid interest on the Loan, and then to the principal amount of the Loan.

Section 4.5   Reserved.

Section 4.6   Reserved.

Section 4.7        Changed Circumstances; Illegality.

4.7.1   Circumstances Affecting LIBOR Rate Availability.  If with respect to a LIBOR Rate Loan the Lender shall determine, acting reasonably and in good faith, (i) that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the Interest Period with respect to a LIBOR Rate Loan or (ii) that the LIBOR Rate applicable to a LIBOR Rate Loan will not adequately and fairly reflect the cost to the Lender of funding LIBOR Rate Loans for the Interest Period, then the Lender shall forthwith give notice thereof to the Parent Borrower.  Thereafter, until the Lender notifies the Parent Borrower that such circumstances no longer exist, the obligation of the Lender to make LIBOR Rate Loans, or continue the Loan as, a LIBOR Rate Loan shall be suspended, and the Lender shall convert the then outstanding principal amount of each such LIBOR Rate Loan to an Alternate Base Rate Loan as of the last day of the Interest Period.

4.7.2   Illegality.

If, after the Closing Date, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) issued after the Closing Date of any such Governmental Authority, shall make it unlawful or impossible for the Lender (or any of its Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, the Lender shall promptly give notice thereof to the Parent Borrower.  Thereafter, until the Lender notifies the Parent Borrower that such circumstances no longer exist, if the Lender may not lawfully continue to maintain a LIBOR Rate Loan, the LIBOR Rate Loan shall immediately be converted to an Alternate Base Rate Loan.

4.7.3   Increased Costs.  If, after the Closing Date, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) issued after the Closing Date of such Governmental Authority, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be issued after the Closing Date, regardless of the date enacted, adopted or issued:

(a)           shall subject the Lender (or any of its Lending Offices) to any tax, duty or other charge with respect to the Loan or shall change the basis of taxation of payments to the Lender (or any of its Lending Offices) of the principal of or interest on the Loan or any other amounts due under this Agreement in respect thereof (without duplication of any taxes covered by Section 4.10 and without coverage of any taxes expressly excluded by Section 4.10); or

(b)           shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board other than those used to calculate the LIBOR Rate), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (or any of its Lending Offices) or shall impose on the Lender (or any of its Lending Offices) or the foreign exchange and interbank markets any other condition affecting the Loan;

and the result of any event of the kind described in this Section 4.7.3, is to increase the costs to the Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by the Lender under this Agreement in an amount deemed by the Lender to be material, then the Lender may promptly notify the Parent Borrower of such fact and demand compensation therefor and, within fifteen

(15) days after receipt by the Parent Borrower of such notice from the Lender, the applicable Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.  The Lender will promptly notify the Parent Borrower of any event of which it has knowledge which will entitle the Lender to compensation pursuant to this Section 4.7.3.  The amount of such compensation shall be determined, in the Lender’s reasonable discretion, based upon the assumption that the Lender funded the LIBOR Rate Loans, in the interbank eurocurrency market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical.  A certificate of the Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate the Lender shall be delivered by the Lender to the  Parent Borrower and shall be conclusively presumed to be absent manifest error.  Notwithstanding any other provision herein, the Lender shall not demand compensation pursuant to this Section 4.7.3 if it shall not at the time be the general policy or practice of the Lender to demand such compensation from similarly situated borrowers (to the extent that the Lender has the right to do so under its credit facilities with similarly situated borrowers).

4.7.4   Reserved.

4.7.5   Mitigation.  If the Lender demands compensation under Section 4.7.3 or if the obligation of the Lender to make LIBOR Rate Loans is suspended under Section 4.7.2, then the Lender will use reasonable efforts to mitigate such issues including by designating a different Lending Office for the Loan if such designation would avoid the need for, or reduce the amount of, such compensation or permit the Lender to make and maintain a LIBOR Rate Loan under Section 4.7.2 and would not, in the sole judgment of the Lender, be otherwise disadvantageous to the Lender.  A certificate of the Lender setting forth the additional amount or amounts required to compensate the Lender in respect of any increased costs, the changes as a result of which such amounts are due and the manner of computing such amounts shall be deemed conclusive, provided that the determinations set forth in such certificate are made reasonably and in good faith.  If the Lender demands compensation from the Parent Borrower under this Section 4.7 more than one hundred eighty (180) days after the Lender had knowledge of the occurrence of the event giving rise to such compensation, the Parent Borrower shall not be obligated to reimburse the Lender for amounts incurred as a result of the occurrence of such event more than one hundred eighty (180) days prior to the date on which the Lender made such demand (provided that if the event giving rise to the compensation or indemnification is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect).  Notwithstanding any other provisions of this Section 4.7, the Lender shall not demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of the Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 4.8   Indemnity.

The Parent Borrower hereby indemnifies the Lender against any loss, cost or expense incurred by the Lender as a result of any payment or prepayment of any LIBOR Rate Loan by the Parent Borrower on a date other than the last day of the Interest Period therefor, other than pursuant to Section 4.7.2.  The amount of such loss or expense shall be determined, in the Lender’s reasonable discretion, based upon the assumption that the Lender funded a LIBOR Rate

Loan in the interbank eurocurrency market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical.  A certificate of the Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate the Lender shall be delivered by the Lender to the Parent Borrower and shall be conclusively presumed to be correct save for manifest error.  The Parent Borrower shall pay the Lender the amount shown as due on any such certificate within five Business Days after receipt thereof.

Section 4.9   Capital Requirements.

If either (a) the introduction of, or any change or proposed change in, or in the interpretation of, any Applicable Law, or (b) compliance with any guideline or request issued after the Closing Date from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law) (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be issued after the Closing Date, regardless of the date enacted, adopted or issued), regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of (other than by reason of the imposition of Taxes covered by Section 4.10), or has affected or would affect the amount of capital or liquidity required to be maintained by, the Lender or any corporation controlling the Lender, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance by an amount the Lender deems material (taking into consideration the Lender’s policies, and the policies of the Lender’s holding company, in each case, with respect to capital adequacy or liquidity), the Parent Borrower shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction.  A certificate of the Lender setting forth in reasonable detail the basis for determining such amounts necessary to compensate the Lender shall be delivered by the Lender to the Parent Borrower and shall be conclusively presumed to be correct absent manifest error.  Notwithstanding any other provision herein, the Lender shall not demand compensation pursuant to this Section 4.9 if it shall not at the time be the general policy or practice of the Lender to demand such compensation from similarly situated borrowers (to the extent that the Lender has the right to do so under its credit facilities with similarly situated borrowers).  The Parent Borrower shall pay the Lender the amount shown as due on any such certificate within five Business Days after receipt thereof.

Section 4.10   Taxes.

4.10.1   Payments Free and Clear.  Any and all payments by any Credit Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto, excluding in the case of the Lender (i) income, franchise or similar taxes imposed on (or measured by) its income imposed by any Governmental Authority and (ii) any withholding taxes payable with respect to payments hereunder or under the other

Loan Documents under Applicable Laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Closing Date or on the date, if any, on which the Lender changes any applicable Lending Office by designating a different applicable Lending Office (other than pursuant to Section 4.10.7), but not excluding any withholding taxes payable solely as a result of any change in such laws occurring after the Closing Date or after the date of designation of a new Lending Office, as the case may be, (iii) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction, and (iv) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.10) the Lender receives an amount equal to the amount it would have received had no such deductions or withholdings been made, (B) such Credit Party shall make such deductions or withholdings, (C) such Credit Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) such Credit Party shall deliver to the Lender evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.10.5.  A Credit Party shall not, however, be required to pay any amounts pursuant to clause (A) of the preceding sentence to the Lender if it is not organized under the laws of the United States of America or a state thereof (or the District of Columbia) if the Lender fails to comply with the requirements of Section 4.10.6.

4.10.2   Stamp and Other Taxes.  In addition, each Credit Party shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made by such Credit Party hereunder (except for the excluded taxes covered by Sections 4.10.1) or from the execution, delivery or registration of, or otherwise similarly with respect to, this Agreement, the Loan, the other Loan Documents, or the perfection of any rights or security interest in respect thereto or the enforcement of the rights of the Lender under any Loan Document (hereinafter referred to as “Other Taxes”), or at the option of the Lender timely reimburse it for the payment of any Other Taxes.

4.10.3   Indemnity.

(a)           The relevant Credit Party shall indemnify the Lender for the full amount of Taxes payable or paid by the Lender or that such Credit Party should have withheld or deducted from a payment to the Lender, but failed to withhold or deduct, pursuant to Section 4.10.1 and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) paid by the Lender and any liability (including interest and penalties, if any) arising therefrom or with respect thereto.

(b)           (i)  In the event a claim against the Lender arises that is covered by the indemnity provisions of this Section 4.10.3, notice shall be given promptly by the Lender to the Parent Borrower.

(ii)           If the relevant Credit Party would be liable for the entire amount of such claim pursuant to this Section 4.10.3, then the relevant Credit Party shall have the right to contest and defend by all appropriate legal proceedings any such third-party claim and to control all settlements of any such third-party claim (unless the Lender agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such third-party claims at the sole cost and expense of the Parent Borrower, as the case may be; provided, however, that the Parent Borrower may not effect any settlement that could result in any cost, expense or liability to the Lender unless the Lender consents in writing to such settlement, which consent shall not be unreasonably withheld.  The Lender may select and engage counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the party selecting and engaging such counsel.  In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

(iii)           If the relevant Credit Party would be liable for only a portion of such claim pursuant to this Section 4.10.3, then the relevant Credit Party shall have the right to consult with the Lender regarding such claim, any settlement and the selection of lead counsel to defend such claim.

(iv)           If the Lender shall become aware that it is or may be entitled to receive a refund, credit or reduction (including interest and penalties, if any) in respect of Taxes or Other Taxes, it promptly shall notify the Parent Borrower of the availability of such refund, credit or reduction and shall, within thirty (30) days after receipt of a request by the Parent Borrower pursue or timely claim such refund, credit or reduction at the relevant Credit Party’s expense.  If the Lender receives a refund or realizes a credit or reduction in tax in respect of any Taxes or Other Taxes withheld by the relevant Credit Party or for which the Lender has received payment from the relevant Credit Party hereunder, it promptly shall repay the amount of such refund to the relevant Credit Party, net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the relevant Credit party, upon the request of the Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.

4.10.4   No Requirement to Disclose Tax Returns.  Nothing in this Section 4.10 shall be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Parent Borrower or any other person.

4.10.5   Evidence of Payment.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the relevant Credit Party shall furnish to the Lender, at its address referred to in Section 13.1.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Lender.

4.10.6   Delivery of Tax Forms.

(a)           The Lender shall deliver to the Parent Borrower on or before the date it becomes a party to this Agreement and at such other time or times prescribed by Applicable Law or when reasonably requested by the Parent Borrower, such properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information (A) as will permit the Parent Borrower to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes and (ii) if applicable, the required rate of withholding or deduction, and (B) to evidence the Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to the Lender by the applicable Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in the applicable jurisdiction.

(b)           Without limiting the generality of the foregoing,

(i)           if the Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, it shall deliver to the Parent Borrower executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by the Parent Borrower as will enable the Parent Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements; and

(ii)           if the Lender is a Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document, it shall deliver to the Parent Borrower (in such number of copies as shall be requested by the Parent Borrower) on or prior to the date on which the Lender becomes a party to this Agreement (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Parent Borrower, but only if the Lender is legally entitled to do so), whichever of the following is applicable:

(I)    executed copies of Internal Revenue Service Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)   executed copies of Internal Revenue Service Form W-8ECI,

(III)   executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)     if the Lender is a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that the Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y)

executed copies of Internal Revenue Service Form W-8BEN-E (or any successor form), or

(V)      executed copies of any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Parent Borrower to determine the withholding or deduction required to be made;

(iii)    the Lender shall promptly (A) notify the Parent Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of the Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any jurisdiction that the applicable Borrower make any withholding or deduction for taxes from amounts payable to the Lender; and

(iv)    if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Parent Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower as may be necessary for the applicable Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the Closing Date.

For purposes of determining withholding taxes imposed under FATCA, from and after the Closing Date, the Credit Parties and the Lender shall treat this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.10.7   Survival.  Without prejudice to the survival of any other agreement of the Credit Parties and the Lender hereunder, the agreements and obligations of the Credit Parties and the Lender contained in this Section 4.10 shall survive the payment in full of the Obligations, but shall be limited in duration to the applicable statute of limitations for Taxes or Other Taxes for which indemnification or repayment is sought.

4.10.8   Additional Provisions.

(a)           The relevant Credit Party shall not be required to indemnify the Lender or to pay any additional amounts to the Lender in respect of Taxes or Other Taxes pursuant to this Section 4.10 to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of this Section 4.10 or (ii) the obligation with respect to such Taxes or Other Taxes existed on the Closing Date in respect of the Lender or, with respect to payments to a newly designated Lending Office, existed on the date the Lender designated such new Lending Office with respect to the Loan.

(b)           The Lender, if it is claiming any additional amount payable pursuant to this Section 4.10, shall use all reasonable efforts (consistent with legal and regulatory restrictions) that would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue (including but not limited to filing any certificate or document reasonably requested by the Borrower or changing the jurisdiction of its applicable Lending Office).

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

Section 5.1   Conditions to Closing.

The obligation of the Lender to make the Loan on the Closing Date hereunder shall become effective on the date (such date, the “Closing Date”) on which each of the following conditions precedent is satisfied (or waived in accordance with Section 13.10):

5.1.1           Executed Loan Documents.  This Agreement, the Note and all other applicable Loan Documents shall have been duly authorized, executed and delivered to the Lender by the parties thereto, shall be in full force and effect and no default (including without limitation a Default) shall exist thereunder, and the Credit Parties shall have delivered executed counterparts thereof to the Lender.

5.1.2           Closing Certificates; etc.

(a)           Officer’s Certificate.  The Lender shall have received a certificate from a Responsible Officer (or such other Person as is reasonably acceptable to the Lender), in form and substance reasonably satisfactory to the Lender, to the effect that all representations and warranties of the Parent Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects; that the Parent Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the closing conditions has been satisfied or waived (assuming satisfaction of the Lender where not advised otherwise).

(b)           General Certificate.  The Lender shall have received a certificate of the secretary, assistant secretary or general counsel of each Credit Party (or such other Person as is reasonably acceptable to the Lender) certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation or comparable organizational documents, if any, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws or comparable organizational documents, if any, of such Credit Party as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors or comparable governing body of such Credit Party authorizing, as applicable, the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1.2(c).

(c)           Certificates of Good Standing.  The Lender shall have received certificates as of a recent date of the good standing or active status, as applicable, of the Credit Parties under the laws of their respective jurisdictions of organization and certificates as of a recent date of the good standing of the Parent Borrower under the laws of each other jurisdiction where the Parent Borrower is qualified to do business and where a failure to be so qualified would have a Material Adverse Effect.

(d)           Opinions of Counsel.  The Lender shall have received opinions in form and substance reasonably satisfactory to the Lender of (i) the general counsel or an assistant general counsel of the Parent Borrower and (ii) Hunton & Williams LLP, special counsel to the domestic Credit Parties, in each case, addressed to the Lender with respect to the Credit Parties, the Loan Documents and such other matters as the Lender shall reasonably request.

5.1.3   Consents; Defaults.

(a)           Governmental and Third Party Approvals.  All governmental and third party approvals necessary or, in the reasonable discretion of the Lender, advisable in connection with the Loan to be made hereunder shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing hereunder.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting the transactions contemplated by this Agreement and the other Loan Documents or otherwise referred to herein or therein.

(b)           No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

5.1.4   No Material Adverse Effect.  Since December 31, 2013 nothing shall have occurred (and the Lender shall not have become aware of any facts or conditions not previously known) which has had a Material Adverse Effect.

5.1.5    Financial Matters.

(a)           Financial Statements.  The Lender shall have received, or have made available to it, the Annual Report on Form 10-K of the Parent Borrower for the fiscal year ended as of December 31, 2014.

(b)           Payment at Closing.  The Parent Borrower shall have paid any accrued and unpaid fees or commissions due hereunder or under the Fee Letter (including, without limitation, reasonable legal fees and out-of-pocket expenses for which invoices have been presented) to the Lender, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

5.1.6   Litigation.  Except as set forth in the Current SEC Reports, as of the Closing Date, there shall be no actions, suits or proceedings pending or, to the knowledge of a Responsible Officer, threatened (i) with respect to this Agreement or any other Loan Document or (ii) which the Lender shall reasonably determine would have a Material Adverse Effect.

5.1.7   Reserved.

5.1.8   USA Patriot Act.  The Parent Borrower shall have delivered to the Lender all documentation and other information requested by the Lender that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1    Representations and Warranties.

To induce the Lender to enter into this Agreement and to make the Loan, the Parent Borrower hereby represents and warrants to the Lender on the Closing Date that:

6.1.1        Corporate Existence.  Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the requisite power and authority to own its property and assets and to carry on its business as now conducted; (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect; and (d) has all Governmental Approvals required by any Applicable Law for it to conduct its business, except where the failure to have such Governmental Approvals would not have a Material Adverse Effect.

6.1.2        Non-Contravention.  Each Credit Party has the corporate, limited liability or other business entity power to execute and deliver and to perform its obligations under the Loan Documents and to borrow hereunder. The execution, delivery, and performance by each of the Credit Parties of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability or other business entity action and do not and will not (i) require any consent or approval of the shareholders or members of such Credit Party, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation T, U or X of the Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Credit Party or any Restricted Subsidiary or of the charter or bylaws of such Credit Party or any Restricted Subsidiary, (iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Credit Party or any Restricted Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in the creation of a Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Credit Party or any Restricted Subsidiary; and each Credit Party and each Restricted Subsidiary is not in default under any such order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument or in violation of any such law, rule, or regulation, which default or violation would have a Material Adverse Effect.

6.1.3        No Consent.  No authorization, consent, approval, license, exemption of, or filing or registration with, or any other action in respect of any Governmental Authority (other than any filings or reports required under the federal securities laws or except as would not have an adverse effect on the Lender in any material respect) is or will be necessary for the valid execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party.

6.1.4        Execution and Delivery; Binding Obligations.  Each Loan Document has been duly executed and delivered by each Credit Party to which it is a party.  The Loan Documents constitute legal, valid, and binding obligations of the Credit Parties enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

6.1.5        Title to Properties.  The Parent Borrower and each Restricted Subsidiary has good and marketable title to all of the material assets and properties owned by it, and valid leasehold interests in all material assets and properties leased by it, free and clear of all Liens except such as are permitted by Section 9.2 and except for covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by the Parent Borrower or such Restricted Subsidiary of such properties and assets in the normal course of business as presently conducted or materially impair the value thereof for such business.

6.1.6        Subsidiaries.  Each Subsidiary of the Parent Borrower as of the Closing Date is listed on Schedule 6.1.6, including the jurisdiction of organization, ownership and ownership percentages thereof.  All the outstanding capital stock of the Parent Borrower’s Subsidiaries owned by the Parent Borrower or any of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any Lien except as permitted by Section 9.2.  No Subsidiary owns any capital stock of the Parent Borrower.  Each of the Restricted Subsidiaries of the Parent Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and each Restricted Subsidiary (i) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, (ii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect and (iii) has all Governmental Approvals required by any Applicable Law for it to conduct its business, except where the failure to have such Governmental Approvals would not have a Material Adverse Effect.

6.1.7   Financial Statements.

(a)           The consolidated balance sheet of the Parent Borrower and its Subsidiaries as at December 31, 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for the fiscal year then ended, audited by KPMG LLP, independent public accountants, copies of which have been delivered to the Lender, fairly present the consolidated financial condition of the Parent Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Parent Borrower and its Subsidiaries for the period ended on such date, all prepared in accordance with GAAP applied on a consistent basis.

(b)           Since December 31, 2013, there has been no material adverse change in the financial condition or results of operations of the Parent Borrower and Restricted Subsidiaries taken as a whole that has had a Material Adverse Effect.

6.1.8   Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of a Responsible Officer, threatened, against any Credit Party or any Restricted Subsidiary or the properties of any Credit Party or any Restricted Subsidiary before any Governmental Authority or arbitrator that, if determined adversely, would have a Material Adverse Effect.

(b)           Neither any Credit Party nor any Restricted Subsidiary is in default (in any respect which would have a Material Adverse Effect) with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to any Credit Party or any Restricted Subsidiary.

6.1.9        Taxes.  Each Credit Party has filed all material Tax returns required to be filed and paid all Taxes shown thereon to be due, including interest and penalties, or provided adequate reserves, in accordance with GAAP, for the payment thereof.

6.1.10      ERISA.

(a)           Each Plan has complied with and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code. No Pension Plan has terminated under circumstances giving rise to liability of the Parent Borrower or any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, and no lien under Section 4068 of ERISA exists with respect to the assets of the Parent Borrower or any ERISA Affiliate.  No Reportable Event has occurred with respect to any Pension Plan, except for Reportable Events that would not have a Material Adverse Effect.  No Pension Plan has an unpaid minimum required contribution under Section 303 of ERISA or Section 430 of the Code, nor does any lien under Section 303 of ERISA or Section 430 of the Code exist with respect to any Pension Plan.

(b)           Neither the Parent Borrower nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which have given rise to or would give rise to withdrawal liability under ERISA which, in the aggregate, would have a Material Adverse Effect and which has not been fully paid as of the Closing Date.

Neither the Parent Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title IV of ERISA, nor, to the knowledge of any Responsible Officer, has any such reorganization, insolvency or termination occurred, where such reorganization, insolvency or termination has resulted in an increase in the contributions required to be made to such Multiemployer Plan in an amount that would have a Material Adverse Effect.  Neither the Parent Borrower nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement in an amount which is material in the aggregate (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).

(c)           Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable Governmental Authorities except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to so timely make such contribution has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Credit Party or any Restricted Subsidiary thereof has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The present value of the accumulated benefit liabilities under each Foreign Pension Plan does not exceed the current fair market value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.1.11   No Default.  No Default and no Event of Default has occurred and is continuing.

6.1.12   Federal Reserve Regulations.

(a)           Neither the Parent Borrower nor any Subsidiary of the Parent Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulations T, U or X.

6.1.13        Investment Company Act.  Neither the Parent Borrower nor any Subsidiary is or is required to be registered as an “investment company” within the meaning of Section 3(a) of the Investment Company Act of 1940.

6.1.14   Environmental Matters.  In the ordinary course of its business, the Parent Borrower conducts an ongoing review of the effect of Environmental Laws and laws relating to occupational safety and health on the business, operations and properties of the Parent Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up, closure or restoration of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection and occupational health and safety standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Parent Borrower represents and warrants that applicable Environmental Laws and laws relating to occupational health and safety do not, and would not, have a Material Adverse Effect.  The Parent Borrower and each Restricted Subsidiary has obtained and holds all permits, licenses and approvals required under Environmental Laws which are necessary for the conduct of its business and the operation of its facilities, which failure to obtain and hold would have a Material Adverse Effect, and the Parent Borrower and its Restricted Subsidiaries have not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure would have a Material Adverse Effect.

6.1.15   Compliance with Law.  Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all Applicable Law, and is otherwise in compliance with all Applicable Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not have a Material Adverse Effect.

6.1.16   Sanctions.  Neither the Parent Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Parent Borrower and its Subsidiaries, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority to which the Parent Borrower or any of its Subsidiaries is subject or (iii) located, organized or resident in a Designated Jurisdiction.

6.1.17   Anti-Corruption Laws.  The Parent Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all anti-corruption laws applicable to it, and the Credit Parties have instituted and currently maintain policies and procedures designed to ensure compliance with such laws.

Section 6.2   Accuracy and Completeness of Information.

The financial statements referenced in Section 6.1.7, the financial statements provided to the Lender pursuant to Sections 7.1.1(a) and 7.1.1(b) and the written information with respect to the Credit Parties contained in this Agreement, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were then made, not misleading.  There is no fact known to any Responsible Officer of the Parent Borrower or any equivalent officer of any other Credit Party as of the Closing Date that would have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender as of the Closing Date for use in connection with the transactions contemplated hereby.

Section 6.3   Labor Matters.

Neither any Credit Party nor any Restricted Subsidiary is engaged in any unfair labor practice under the National Labor Relations Act, as amended, that would have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against any Credit Party or any Restricted Subsidiary or, to the knowledge of any Responsible Officer, threatened against any Credit Party or any Restricted Subsidiary, before the National Labor Relations Board, except for any such complaint that would not have a Material Adverse Effect; (b) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any Restricted Subsidiary or, to the knowledge of any Responsible Officer, threatened against any Credit Party or any Restricted Subsidiary, except for any such strike, labor dispute, slowdown or stoppage that would not have a Material Adverse Effect; and (c) no union representation question exists with respect to the employees of any Credit Party or any Restricted Subsidiary, except for any such question that would not have a Material Adverse Effect.

Section 6.4   Survival of Representations and Warranties, Etc.

All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate related hereto, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Article VI shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all Obligations (other than Unasserted Contingent Obligations) have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.10, the Parent Borrower will:

Section 7.1        Financial Statements. Etc.

7.1.1   Financial Statements.  Furnish or cause to be furnished to the Lender at its address as set forth in Section 13.1.2, or such other office as may be designated in writing by the Lender from time to time:

(a)           annually, as soon as available, but in any event no later than 90 days after the last day of each Fiscal Year, a consolidated balance sheet of the Parent Borrower and its Subsidiaries, as at such last day of such Fiscal Year, and consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the Parent Borrower and its Subsidiaries for such Fiscal Year, each prepared in accordance with GAAP, in reasonable detail, and audited by KPMG LLP or any other firm of independent certified public accountants of recognized national standing and whose opinion shall not be subject to any qualification or exception as to the scope of such audit, the status of the Parent Borrower and its Subsidiaries as a going concern or the accounting principles followed by the Parent Borrower or any Subsidiary not in accordance with GAAP;

(b)           as soon as available, but in any event no later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the last day of such Fiscal Quarter and consolidated statements of income, shareholders’ equity and cash flows for the Parent Borrower and its Subsidiaries for such Fiscal Quarter, and for the then current Fiscal Year through the end of such Fiscal Quarter, prepared in accordance with GAAP (except for omission of notes and subject to year-end adjustments);

(c)           substantially concurrently with the delivery of financial statements pursuant to clause (a) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (a) above), a certificate signed by a Responsible Officer to the effect that such officer has made due inquiry and that to the best of the knowledge of such officer except as stated therein no Default or Event of Default has occurred hereunder and that such officer has made due inquiry and that to the best of the knowledge of such officer except as stated therein no default has occurred under any other agreement to which the Parent Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected, which would have a Material Adverse Effect and specifying in reasonable detail the exceptions, if any, to such statements;

(d)           substantially concurrently with the delivery of financial statements pursuant to clauses (a) and (b) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (a) and (b) above), a covenant compliance certificate signed by a Responsible Officer, in a form reasonably acceptable to the Lender, with respect to the periods covered by the financial statements being delivered therewith, reflecting the computation of the Leverage Ratio and Interest Coverage Ratio, and compliance with the covenants set forth in Sections 9.2(q), 9.9 and 9.10(p) hereof, in each case, by reasonably detailed calculation thereof, as of the last day of the fiscal period to which such financial statements relate;

(e)           substantially concurrently with the delivery of financial statements pursuant to clause (b) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (b) above), a certificate signed by a Responsible Officer and stating that such officer has made due inquiry and that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof;

(f)           [Reserved]; and

(g)           within three (3) Business Days after a Responsible Officer obtains knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which the Parent Borrower is taking or proposes to take with respect thereto.

Any financial statement required to be delivered pursuant to this Section 7.1.1 shall be deemed to have been delivered on the date on which the Parent Borrower posts such financial statement on its website on the Internet at www.brinks.com (or a successor website) or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to the Lender on such date.

7.1.2   Books and Records.  Keep, and cause each Restricted Subsidiary to keep, proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all dealings or transactions in relation to its business and activities and the business and activities of its Restricted Subsidiaries.

7.1.3        Additional Information.  Furnish, and cause each Restricted Subsidiary to furnish, with reasonable promptness such other financial information as the Lender may reasonably request, provided that the Parent Borrower shall not be required to furnish, or cause to be furnished, any information that would result in violation of any confidentiality agreement by which it is bound but, at the request of the Lender, shall use its reasonable best efforts to obtain a waiver of such agreement to permit furnishing of such information under this provision.

7.1.4        SEC Filings.  Promptly after the same are available, furnish or make available copies of all current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K (or similar corresponding reports) and registration statements or statements which the Parent Borrower or any Subsidiary may be required to file with the Securities and Exchange Commission (excluding registration statements filed pursuant to employee stock option or benefit plans); provided that any reports required to be furnished pursuant to this Section 7.1.4 shall be deemed to have been furnished on the date on which the Parent Borrower posts such report on its website on the Internet at www.brinks.com (or a successor website) or when such report is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such report is readily accessible to the Lender on such date.

7.1.5        Change in Debt Rating.  Within three (3) Business Days after any Responsible Officer receives notice of any change in the Applicable LT Rating, furnish written notice of such change and the new Applicable LT Rating to the Lender.

7.1.6        Notice of Environmental Matters.  Furnish, and cause each Restricted Subsidiary to furnish, to the Lender, as soon as reasonably practicable after receipt by the Parent Borrower or any Restricted Subsidiary, a copy of any written notice or claim to the effect that the Parent Borrower or any Restricted Subsidiary is liable to any Person as a result of the presence or release of any Hazardous Material which claim would have a Material Adverse Effect.

Section 7.2   Notice of Litigation and Other Matters.

Promptly (but in no event later than three (3) Business Days after a Responsible Officer obtains knowledge thereof) furnish telephonic (confirmed in writing to Lender) or written notice to the Lender of:

(a)           the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against any of the Credit Parties or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses (i) which in the reasonable judgment of the Parent Borrower would, if adversely determined, have a Material Adverse Effect, (ii) with respect to any Debt equal to or in excess of $25,000,000 of the Credit Parties or any of their Restricted Subsidiaries or (iii) with respect to any Loan Document;

(b)           any notice of any violation received by any of the Credit Parties or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in the reasonable judgment of the Credit Parties in any such case would have a Material Adverse Effect;

(c)           [reserved]; and

(d)           (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code (along with a copy thereof) which would have a Material Adverse Effect, (ii) all notices from the PBGC received by any of the Credit Parties or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any of the Credit Parties or any ERISA Affiliate from any Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which would have a Material Adverse Effect, (iv) a Responsible Officer obtaining knowledge or reason to know that any of the Credit Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) the occurrence of a Reportable Event, (vi) a failure to make any required contribution to a Pension Plan which would have a Material Adverse Effect, and (vii) the creation of any lien in favor of the PBGC or a Pension Plan which would have a Material Adverse Effect.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all Obligations (other than Unasserted Contingent Obligations) have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.10, the Parent Borrower will:

Section 8.1        Payment of Taxes. etc.

Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto (other than penalties in the nature of interest), and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Parent Borrower or any Restricted Subsidiary; provided, however, that neither the Parent Borrower nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested in good faith and by proper proceedings and against which it is maintaining adequate reserves in accordance with GAAP or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 8.2        Maintenance of Insurance.

Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations (or, to the extent consistent with prudent business practice, through its own program of self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent Borrower or such Restricted Subsidiary operates.

Section 8.3        Preservation of Legal Existence, etc.

Preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its legal existence and material rights, franchises and privileges; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 9.3; and provided further that the Parent Borrower shall not be required to preserve or to cause any Restricted Subsidiary to preserve its legal existence or any such rights, franchises or privileges if the Parent Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Parent Borrower and its Restricted Subsidiaries taken as a whole.

Section 8.4        Compliance with Laws, etc.

Comply, and cause each Restricted Subsidiary to comply, with the requirements of all Applicable Laws (other than laws, rules, regulations, and orders which are not final and are being contested in good faith by proper proceedings) of any Governmental Authority (including Labor Laws and Environmental Laws), noncompliance with which would have a Material Adverse Effect.

Section 8.5        Compliance with ERISA and the Code.

Comply, and cause each of its ERISA Affiliates to comply, with the minimum funding standards under ERISA with respect to its Pension Plans and use its best efforts, and cause each ERISA Affiliate to use its best efforts, to comply with all other applicable provisions of ERISA and the Code and the regulations and interpretations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

Section 8.6        Compliance with Contracts, etc.

Perform, and cause each Restricted Subsidiary to perform, all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except where the failure to do so would not have a Material Adverse Effect.

Section 8.7        Access to Properties.

Permit, and cause its Restricted Subsidiaries to permit, any representatives designated by the Lender, upon reasonable prior notice to the Parent Borrower, to visit the properties of the Parent Borrower or any Restricted Subsidiary at reasonable times and as often as reasonably requested.

Section 8.8        Conduct of Business.

Engage in, and cause its Restricted Subsidiaries to engage in, only those businesses in which the Parent Borrower and its Restricted Subsidiaries are engaged on the Closing Date and such other businesses reasonably related or complementary thereto or in furtherance thereof, or in other lines of business which are insignificant when viewed in the overall context of the businesses then engaged in by the Parent Borrower and its Restricted Subsidiaries taken as a whole.

Section 8.9        Use of Proceeds.

Use the proceeds of the Loan solely for the purposes set forth in Section 2.1.2.  No part of the proceeds of the Loan will be used, whether directly or, to the Parent Borrower’s knowledge, indirectly, (i) to fund any activities or business or with any Person, or in any country, territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the Loan, whether as Lender or otherwise) of Sanctions or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.

Section 8.10      Additional Guarantors.

In the event that (i) any Person (other than any Subsidiary of the Parent Borrower existing on the Closing Date) becomes a wholly-owned (directly or indirectly) Material Domestic Subsidiary after the Closing Date pursuant to an acquisition (whether of stock or assets), merger, or as a result of the creation of such Person and the subsequent transfer to such Person of any property or assets or (ii) any Subsidiary of the Parent Borrower becomes obligated as a guarantor under, or delivers any guaranty of, any of the Private Placement Notes, then in each case under clause (i) or (ii), the Parent Borrower shall, within thirty (30) days after the end of the Fiscal Quarter in which such Person becomes a Material Domestic Subsidiary or such Subsidiary delivers a guaranty of such Private Placement Notes, cause such Person to become a Guarantor by execution and delivery of a Guarantor Joinder Agreement and by delivery of such other documentation as the Lender may reasonably request in connection therewith, including, without limitation, certified resolutions of such Person, certified organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guarantor Joinder Agreement subject to customary assumptions and qualifications) and other items of the type required to be delivered pursuant to Section 5.1.2, all in form, content and scope reasonably satisfactory to the Lender; provided, however, that no such Person which becomes a Material Domestic Subsidiary pursuant to any such acquisition or merger shall be required to become a Guarantor if the incurrence of such obligation would violate any material agreement binding on such Person and in existence on the date of such acquisition or merger.

ARTICLE IX

NEGATIVE COVENANTS

Until all Obligations (other than Unasserted Contingent Obligations) have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.10, the Parent Borrower will not:

Section 9.1   Financial Covenants.

9.1.1   Maximum Leverage Ratio.  Commencing with the end of the first Fiscal Quarter ending after the Closing Date, permit the Leverage Ratio as of the end of each Fiscal Quarter to be greater than 3.25 to 1.00.

9.1.2        Minimum Interest Coverage Ratio.  Commencing with the end of the first Fiscal Quarter ending after the Closing Date, permit the Interest Coverage Ratio as of the end of each Fiscal Quarter to be less than 3.00 to 1.00.

Section 9.2   Limitations on Liens.

Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on, or with respect to, any of their assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a)           Liens existing on the Closing Date and set forth on Schedule 9.2;

(b)           Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)           The claims of materialmen, mechanics, carriers, warehousemen, processors, repairmen or landlords for labor, materials, supplies or rentals or other similar claims incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)           Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(e)           Liens constituting encumbrances in the nature of covenants, zoning restrictions, easements, minor irregularities in title and rights or restrictions of record on the use of real property, which do not materially interfere with the occupation, use and enjoyment by the Parent Borrower or such Restricted Subsidiary of such properties in the normal course of business as presently conducted or materially impair the value thereof for such business;

(f)           Liens in favor of the Lender;

(g)           Liens on the property or assets of any Person existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, as long as the outstanding principal amount of any Debt or the outstanding amount of any other obligations secured thereby is not voluntarily increased by such Person after the date such Person becomes a Restricted Subsidiary;

(h)           Liens on the property or assets of the Credit Parties or any Restricted Subsidiary securing Debt which is incurred to finance the acquisition, construction or improvement on such property or assets, provided that (i) each such Lien shall be created simultaneously with, or within twelve months after, the acquisition (or the completion of the construction or improvement) of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt; (iii) the principal amount of Debt secured by each such Lien is not increased; and (iv) the principal amount of Debt secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired and the costs of any such construction or improvements on such property or assets, as applicable;

(i)           Liens (i) consisting of judgment or judicial attachment Liens, provided that (x) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (y) adequate reserves for the obligations secured by such Liens have been established and (z) enforcement of such Liens has been stayed and (ii) securing judgments for the payment of money not constituting an Event of Default under Section 11.1.11;

(j)           Liens created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Liens attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;

(k)           Liens on property or assets of the Parent Borrower or any Restricted Subsidiary securing indebtedness owing to the Parent Borrower or any Restricted Subsidiary;

(l)           Liens on coal reserves leased by the Parent Borrower or by any Restricted Subsidiary as lessee, securing Debt to the lessors thereof, arising out of such leases;

(m)           Liens on any Margin Stock purchased or carried by the Parent Borrower or any of its Subsidiaries;

(n)           The extension, renewal or replacement of any Lien permitted by clauses (a), (g), or (h), but only if the principal amount of Debt secured by the Lien immediately prior thereto is not increased and the Lien is not extended to other property;

(o)           Liens not released, terminated or satisfied of record to the extent the underlying obligation purporting to be secured thereby has been paid or satisfied in full and any obligation to extend credit with respect thereto extinguished;

(p)           Liens (i) which are created automatically upon opening a bank account pursuant to the Dutch general banking conditions (Algemene Bankvoorwaarden) in favor of an account bank, (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r)           Liens (i) on cash advances in favor of the seller of any property to be acquired in an acquisition permitted under Section 9.8 or any other Investment not prohibited by the terms of this Agreement and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 9.3 or Section 9.9, in each case, solely to the extent such acquisition, investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(s)           Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto; and

(t)           In addition to any Lien permitted by clauses (a) through (s), immediately after giving effect to any concurrent repayment of secured Debt, Liens securing Debt of the Parent Borrower or any Restricted Subsidiary so long as Priority Debt does not exceed 12.5% of Consolidated Total Assets (determined as of the most recently ended Fiscal Quarter for which financial statements are available); provided that the sale or transfer of (i) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (ii) any other interest in property of the character commonly referred to as a “production payment” shall not be deemed to constitute Debt secured by a Lien.

Section 9.3   Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets.

(a) Sell or otherwise dispose of, or permit any Restricted Subsidiary to sell or otherwise dispose of, any capital stock or other equity interests or any Debt of any Restricted Subsidiary; (b) in the case of any Restricted Subsidiary, issue, sell or otherwise dispose of any of such Restricted Subsidiary’s capital stock (other than directors’ qualifying shares, to satisfy preemptive rights or in connection with a split or combination of shares or a dividend in shares) except to the Parent Borrower or another Restricted Subsidiary; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Restricted Subsidiary to liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (d) directly or indirectly, or permit any Restricted Subsidiary to directly or indirectly, consolidate with or merge with or into or sell, lease or otherwise dispose of all or substantially all of its assets to any Person; unless in the case of any transaction described in clauses (a)-(d) above, after giving effect thereto, all of the following conditions shall be met:

(i)    the Leverage Ratio shall not be greater than 3.25 to 1.00 and the Interest Coverage Ratio shall not be less than 3.00 to 1.00;

(ii)    in the case of the sale or other disposition of the capital stock or other equity interests of a Restricted Subsidiary or sale, lease or other disposition of all or substantially all of the assets of a Restricted Subsidiary, such Restricted Subsidiary shall not be a Credit Party unless such sale, lease or other disposition is to the Parent Borrower or another Credit Party;

(iii)   in the case of a merger, amalgamation or consolidation, (A) if the Parent Borrower is a party thereto, the Parent Borrower shall be the surviving entity, and (B) if the Parent Borrower is not a party thereto and another Credit Party is a party thereto, a Credit Party shall be the surviving entity;

(iv)   in the case of a liquidation, winding-up or dissolution, (A) any Credit Party (other than the Parent Borrower) may liquidate, wind-up or dissolve itself into a Credit Party or a Restricted Subsidiary, provided that such surviving Credit Party or Restricted Subsidiary expressly assumes the obligations of such Credit Party hereunder and (B) any Restricted Subsidiary which is not a Credit Party may liquidate, wind-up or dissolve itself pursuant to any Debtor Relief Laws or otherwise; and

(v)    no Default or Event of Default has occurred and is continuing.

provided that the conditions of this Section 9.3 and Section 9.5 are satisfied, none of the foregoing provisions shall be deemed to prohibit the Parent Borrower or any of its Restricted Subsidiaries from selling, transferring, assigning or otherwise disposing of Margin Stock for fair market value or selling, contributing, financing or otherwise conveying or pledging assets in connection with any asset securitization program permitted by Section 9.2(j).

Section 9.4          Transactions with Affiliates.

Except as permitted in Section 9.10(j), engage, or permit any Restricted Subsidiary to engage, directly or indirectly, in any material transaction with an Affiliate (other than the Parent Borrower or any Restricted Subsidiary) on terms more favorable to the Affiliate than would have been obtainable in arm’s-length dealing.

Section 9.5         Compliance with Regulations T, U and X.

In the case of the Parent Borrower and any Subsidiary of the Parent Borrower, purchase or carry any Margin Stock or incur, create or assume any obligation for borrowed money or other liability or make any investment, capital contribution, loan, advance or extension of credit or sell or otherwise dispose of any assets or pay any dividend or make any other distribution to its shareholders or take or permit to be taken any other action or permit to occur or exist any event or condition if such action, event or condition would result in this Agreement, the Loan, the use of the proceeds thereof or the other transactions contemplated hereby violating Regulation T, U or X.

Section 9.6          Hedging Agreements.

Enter into or permit to exist, or permit any Restricted Subsidiary to enter into or permit to exist, Hedging Agreements for the purpose of speculation and not for the purpose of hedging risks associated with the businesses of the Parent Borrower and its Restricted Subsidiaries.

Section 9.7          ERISA.

(a)           Terminate, or permit any of its ERISA Affiliates to terminate, any Pension Plan under circumstances which would reasonably result in a material liability of the Parent Borrower or any ERISA Affiliate to the PBGC, or permit to exist the occurrence of any Reportable Event or any other event or condition which presents a material risk of such a termination by the PBGC;

(b)           Engage, or permit any of its Subsidiaries or any Pension Plan to engage, in a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably result in material liability of the Parent Borrower or any of its Restricted Subsidiaries;

(c)           Fail, or permit any of its Restricted Subsidiaries to fail, to make any contribution to a Multiemployer Plan which is required by ERISA or an applicable collective bargaining agreement in an amount which is material (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal);

(d)           Completely or partially withdraw, or permit any of its ERISA Affiliates to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA; or

(e)           Enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to the Parent Borrower or any ERISA Affiliate.

For purposes of this Section 9.7, an amount is material if it would have a Material Adverse Effect after aggregation with all other liabilities described in this Section 9.7.

Section 9.8   Limitations on Acquisitions.

Acquire, or permit any Restricted Subsidiary to acquire, all or any portion of the capital stock or other ownership interest in any Person which is not then a Restricted Subsidiary or any assets collectively constituting a business unit of a Person which is not then a Restricted Subsidiary, unless after giving effect to such acquisition on a pro forma basis, no Default or Event of Default has occurred and is continuing.

Section 9.9        Sale Leaseback Transactions.

Sell or transfer, or permit any Restricted Subsidiaries to sell or transfer, any material property or assets owned by the Parent Borrower or any Restricted Subsidiary on the Closing Date to any Person (other than the Parent Borrower or any Restricted Subsidiary) with the intention of taking back a lease of such property or assets or any similar property or assets, if the sum of (A) the amount of Consolidated Lease Rentals, discounted to present value at 10%, compounded annually, which would arise out of such proposed Sale and Leaseback Transaction, plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2013 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Parent Borrower or any Restricted Subsidiary on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all other Sale and Leaseback Transactions to which the Parent Borrower or any of its Restricted Subsidiaries is then a party, plus (C) the aggregate principal amount of all Debt of the Parent Borrower or any Restricted Subsidiary secured by Liens incurred in reliance on Section 9.2(q), would exceed 10% of Consolidated Net Worth.

Section 9.10      Limitations on Investments.

Make or permit to exist, or permit any Restricted Subsidiary to make or permit to exist, any Investment, other than Investments which are:

(a)           cash and Cash Equivalents;

(b)           current assets generated in the ordinary course of business;

(c)           accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)           Investments consisting of capital stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(e)           advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(f)           advances or loans to directors, officers and employees that do not exceed $25,000,000 in the aggregate at any one time outstanding;

(g)           advances or loans to customers and suppliers in the ordinary course of business in an aggregate amount consistent with the past practice of the Person making such advance or loan;

(h)           loans to shareholders intended to constitute dividends on, or payment on account of, any capital stock;

(i)           Investments or Support Obligations by the Parent Borrower and its Restricted Subsidiaries existing on the Closing Date;

(j)           Investments by the Parent Borrower or its Restricted Subsidiaries in any Credit Party or any other Subsidiary (provided that such Investment would not otherwise constitute a breach of Section 9.8);

(k)           Support Obligations of the Parent Borrower or its Restricted Subsidiaries for the benefit of any Credit Party or any other Subsidiary;

(l)           acquisitions permitted by Section 9.8 and Investments consisting of capital stock, obligations, securities or other property received in connection with any merger or sale permitted by Section 9.3;

(m)           Investments in connection with the management of Pension Plans and other benefit plans of the Parent Borrower and its Subsidiaries (including without limitation The Pittston Company Employee Welfare Benefit Trust);

(n)           Hedging Agreements permitted by Section 9.6;

(o)           advances or loans to any Person with respect to the deferred purchase price of property, services or other assets in dispositions permitted by Section 9.3; and

(p)           Investments of a nature not contemplated in the foregoing subsections (a) through (o) in an aggregate amount not to exceed $100,000,000 outstanding at any time and net of any returns.

Section 9.11   Limitations on Priority Debt.

Create, issue, incur, assume, become liable in respect of or suffer to exist Priority Debt at any time outstanding in an aggregate principal amount exceeding 12.5% of Consolidated Total Assets (determined as of the most recently ended Fiscal Quarter for which financial statements are available).

Section 9.12        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to the Parent Borrower, the Guarantors and any other Person that owns an equity interest in such Subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which such Restricted Payment is being made;

(b)           the Parent Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)           the Parent Borrower and each Subsidiary may purchase, redeem or otherwise acquire equity interests issued by it (i) with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests or (ii) upon the exercise of stock options or warrants if such equity interests represent a portion of the exercise price of such options or warrants;

(d)           to the extent constituting a Restricted Payment, the Parent Borrower and its Subsidiaries may enter into and consummate transactions otherwise expressly permitted under this Agreement; and

(e)           the Parent Borrower may (i) declare and pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash capital stock issued by it, in each case under the preceding clauses (i) and (ii) if immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Leverage Ratio shall not be greater than 3.25 to 1.00 and (C) the Interest Coverage Ratio shall not be less than 3.00 to 1.00; provided, however, that this Section 9.12(e) shall not prohibit the payment of any such cash dividends to the shareholders of the Parent Borrower within 60 days after the date of declaration thereof, if as of the date of declaration such payment would have been permitted under this Section 9.12(e).

ARTICLE X

GUARANTY

Section 10.1   Guaranty of Payment.

Subject to Section 10.8 below, each Guarantor hereby unconditionally and irrevocably guarantees to the Lender the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise).  Any such payment shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable.  This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

Section 10.2        Obligations Unconditional.

The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Guarantor agrees that this guaranty may be enforced by the Lender without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Loan Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and each Guarantor hereby waives the right to require the Lender to proceed against any other Guarantor or any other Person (including a co-guarantor) or to require the Lender to pursue any other remedy or enforce any other right.  Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Guarantor (or any other guarantor of the Guaranteed Obligations) for amounts paid under this guaranty until such time as the Lender has been paid in full and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lender in connection with monies received under this Agreement.  Each Guarantor further agrees that nothing contained herein shall prevent the Lender from suing in any jurisdiction on this Agreement or any other Loan Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither a Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever (i) by an impairment, modification, change, release or limitation of the liability of any other Guarantor, (ii) by reason of the bankruptcy or insolvency of such other Guarantor, (iii) by reason of the application of the laws of any foreign jurisdiction or (iv) by reason of the location of such other Guarantor in any foreign jurisdiction.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the Lender upon this guaranty or acceptance of this guaranty.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty.  All dealings between the Borrowers and the Guarantors, on the one hand, and the Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

Section 10.3   Modifications.

Each Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lender shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (d) the Borrowers and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Loan Document may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrowers or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 10.4   Waiver of Rights.

Each Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this guaranty by the Lender and of the Loan; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Lender obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or the Lender’s subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Borrowers might otherwise be entitled in connection with the guaranty evidenced by this Article X; and (f) demand for payment under this guaranty.

Section 10.5        Reinstatement.

The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.6        Remedies.

Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Lender, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.2.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor.

Section 10.7        Subrogation.

Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations (other than Unasserted Contingent Obligations) it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation or otherwise, against any Credit Party, any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 10.8   Limitation of Guaranty.

Notwithstanding any provision to the contrary contained herein, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

Section 10.9   Termination of Guaranty Upon Divestiture.

The obligations of any Guarantor under this Article X shall automatically terminate as to such Guarantor upon any consolidation, merger, sale or other disposition or liquidation or dissolution permitted by Section 9.3 as a result of which such Guarantor is no longer a Subsidiary of the Parent Borrower immediately after the consummation of such transaction and any outstanding amounts owing in respect of such obligations shall have been paid in full.

ARTICLE XI

DEFAULT AND REMEDIES

Section 11.1        Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

11.1.1   Default in Payment of Principal of or Interest or Fees on Loan and Reimbursement Obligation.  The Parent Borrower shall default in any payment of principal of, or any interest or fees on, the Loan when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for three (3) Business Days.

11.1.2        Other Payment Default.  The Parent Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any other amounts owing on the Loan or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days after written notice thereof from the Lender.

11.1.3        Misrepresentation.  Any representation, warranty or statement made or deemed to be made by any Credit Party under this Agreement, any Loan Document or any amendment hereto or thereto or in any certificate delivered to the Lender pursuant hereto and thereto, shall at any time prove to have been incorrect in any material respect when made or deemed made.

11.1.4        Default in Performance of Certain Covenants.  The Parent Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 9.1, 9.3, 9.5, or 9.8.

11.1.5        Default in Performance of Other Covenants and Conditions.  Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in Sections 11.1.1 through 11.1.4) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of a Responsible Officer having actual knowledge of such default or receipt by the Parent Borrower of written notice thereof from the Lender.

11.1.6        Debt Cross-Default.  The Parent Borrower or any Restricted Subsidiary shall (a) default in the payment when due, beyond any grace period permitted from time to time, of any Debt (other than Debt incurred by any Credit Party under this Agreement) heretofore or hereafter issued, assumed, guaranteed, contracted or incurred by it, and the aggregate amount of such Debt equals or exceeds $25,000,000 (or equivalent), (b) default in the performance or observance of any other covenant or provision of any agreement or instrument under or by which any Debt (other than Debt incurred by any Credit Party under this Agreement) is created, evidenced or secured, if the effect of such default pursuant to this clause (b) is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on its or their behalf) to cause, and such holder or holders (or a trustee or agent on its or their behalf) do cause, such Debt to become due prior to its stated maturity, and the aggregate amount of the Debt the maturity of which is so accelerated pursuant to this clause (b) equals or exceeds $25,000,000 (or equivalent), or (c) be required to prepay, repurchase, defease or redeem any Debt (other than (A) Debt incurred by any Credit Party under this Agreement, (B) the redemption of any preferred stock classified as Debt pursuant to any mandatory redemption provision, and (C) any conversion of Debt (including preferred stock classified as Debt) to capital stock pursuant to any conversion right or option) prior to the maturity thereof other than by regularly scheduled principal payments if the aggregate amount of such Debt which is required to be prepaid, repurchased, defeased or redeemed equals or exceeds $25,000,000.

11.1.7        Change in Control.  A Change in Control shall have occurred.

11.1.8        Voluntary Bankruptcy Proceeding.  Any Credit Party shall (i) commence a voluntary case under any Debtor Relief Laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

11.1.9        Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, (ii) any writ or warrant of attachment, distraint or execution or similar process against all or any substantial part of the assets of such Credit Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy or (iii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or for all or any substantial part of its respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any such Debtor Relief Laws) shall be entered.

11.1.10      Similar Events.  Any event occurs or any proceeding is taken with respect to any Credit Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events set forth in Sections 11.1.8 or 11.1.9.

11.1.11       Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $25,000,000 in any Fiscal Year shall be entered against the Parent Borrower or any Restricted Subsidiary by any court and such judgment or order shall not, within sixty (60) days after entry thereof, be bonded, discharged or stayed pending appeal, or shall not be discharged within sixty (60) days after the expiration of such stay.

11.1.12       Guaranty.  At any time after the execution and delivery thereof, the guaranty given by a Guarantor hereunder or any provision thereof shall cease to be in full force or effect as to such Guarantor, except as provided in Section 10.8 or Section 10.9, or such Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty.

11.1.13       Cross-Default to Revolving Credit Agreement.  An Event of Default (as defined in the Revolving Credit Agreement) shall have occurred and be continuing under the Revolving Credit Agreement.

11.1.14       ERISA.  An event described in each clause (i), (ii) and (iii) below shall have occurred: (i) any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Pension Plan within the following thirty (30) days, any Pension Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Pension Plan, any Pension Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Pension Plan shall terminate for purposes of Title IV of ERISA, any Pension Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Pension Plan or a Foreign Pension Plan has not been timely made, the Credit Parties or any of their Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Pension Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401 (a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Credit Parties or any of their Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by

Section 601 of ERISA) or Pension Plans or Foreign Pension Plans; (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest or a liability or a material risk of such a Lien being imposed, such security interest being granted or such liability being incurred, and (iii) such Lien, security interest or liability, individually, or in the aggregate, has a Material Adverse Effect.

Section 11.2   Remedies.

Upon the occurrence of an Event of Default, the Lender may:

11.2.1   Acceleration.  Declare the principal of and interest on the Loan at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Sections 11.1.8, 11.1.9 or 11.1.10 with respect to any of the Credit Parties, all Obligations shall automatically become due and payable.

11.2.2        Reserved.

11.2.3        Rights of Collection.  Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

Section 11.3   Rights and Remedies Cumulative; Non-Waiver; etc.

The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Credit Parties, the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XII

RESERVED

ARTICLE XIII

MISCELLANEOUS

Section 13.1   Notices.

13.1.1   Method of Communication.  Except as otherwise provided in Article II, all notices and communications hereunder shall be in writing.  Any notice shall be effective if delivered by hand delivery or sent via facsimile, recognized overnight courier service or certified mail, return receipt requested, and shall be deemed to have been delivered (i) on the date of delivery if delivered by hand, (ii) on the Business Day of (or next following) transmission when transmitted or sent by facsimile, (iii) on the next Business Day after delivery to a recognized overnight courier service and (iv) on the fifth Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Lender as understood by the Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.  Notices and other communications to the Lender hereunder may also be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.  The Lender or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.1.2        Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other party is notified in writing.

If to any Credit Party:	The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226 Telephone: (804) 289-9600 Telecopier: (804) 289-9760 Attention: Treasurer

If to the Lender	PNC Bank, National Association 500 First Avenue P7PFSCo4Z Pittsburg, PA 15219 Attention: Diane Zamulevic Telephone: (412) 768-7603 Telecopy: (412) 768-9552

With a copy to:	The PNC Financial Services Group 800 17th Street NW Washington, DC 20006 Attention: Nancy Rosal Bonnell

Telephone: (202) 835-5509 Telecopy: (202) 835-5977

13.1.3   Funding Office.

The Lender hereby designates its office located at the address set forth in Section 13.1.2 as the Funding Office with respect to the Loan to which payments due are to be made and at which the Loan will be disbursed.

Section 13.2   Expenses, Indemnity.

Each party to this Agreement agrees to pay all its own fees and expenses in connection with the Loan Documents and any amendment, modification or waiver of the terms thereof; provided, however, that the Parent Borrower agrees to (a) pay all reasonable and documented out-of-pocket expenses of the Lender in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation the reasonable and documented out-of-pocket due diligence expenses and reasonable and documented fees and disbursements of one counsel and (ii) where applicable, the preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement or any other Loan Document, including without limitation reasonable and documented fees and disbursements of counsel representing the Lender, (b) pay all reasonable and documented out-of-pocket expenses of the Lender actually incurred in connection with the enforcement of any rights and remedies of the Lender under the Loan Documents, against such party, including, to the extent reasonable under the circumstances, consulting with accountants, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons and (c) pay any civil penalty or fine assessed by OFAC against, and all reasonable and documented costs and out-of-pocket expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Lender as a result of conduct of any Credit Party that violates a sanction enforced by OFAC.  The Parent Borrower hereby indemnifies, exonerates and holds the Lender and its Affiliates, officers, directors, employees and agents (each an “Indemnitee”) free and harmless from and against any and all losses, penalties, fines, liabilities, settlements, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, reasonable consultants’ fees and settlement costs) (collectively, the “Indemnified Liabilities”) incurred by any Indemnitee in connection with any claim, investigation, litigation or other proceeding (whether or not such Indemnitee is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loan and the Loan Documents or as a result of the breach of any of the Credit Parties’ obligations hereunder or arising from the use by others of Information, except for any such Indemnified Liabilities arising for the account of a particular Indemnitee by reason of the relevant Indemnitee’s gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Parent Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.  The parties hereto acknowledge and agree that, in the case of any claim, litigation, investigation or other proceeding to which the indemnity in this Section 13.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a third party, the Parent Borrower or any other Credit Party.  This Section 13.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.

Section 13.3   GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF VIRGINIA.

Section 13.4        Consent to Jurisdiction; Waiver.

Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Commonwealth of Virginia, the courts of the United States for the Eastern District of Virginia, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process to any Credit Party in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address set forth in Section 13.1.2 or at such other address of which the Lender shall have been notified pursuant thereto, it being agreed that, for purposes of this Agreement, the Parent Borrower is hereby appointed as the agent for each Guarantor to receive on its behalf and its property service of copies of the summons and complaint and any other process which may be served in any such action or court;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.4 any special, indirect, consequential or punitive damages (as opposed to direct or actual damages); provided, however, that nothing contained in this clause (e) shall limit the obligations of the Borrowers to the extent such special, indirect, consequential or punitive damages are included in a claim for which an Indemnitee is otherwise entitled to indemnification under Section 13.2.

Section 13.5        WAIVER OF JURY TRIAL.

EACH CREDIT PARTY AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.6   Reversal of Payments.

To the extent any Credit Party makes a payment to the Lender which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

Section 13.7        Accounting Matters.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Parent Borrower notifies the Lender that the Credit Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Parent Borrower that its requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.

Section 13.8        Successors and Assigns; Participations; Confidentiality.

13.8.1   Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) the Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 13.8.2 (and any attempted assignment or transfer by the Lender without such consent shall be null and void).

13.8.2   Assignment by the Lender.  The Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) with the prior written consent of the Parent Borrower, which consent may be withheld, conditioned or delayed in its reasonable discretion; provided, however, the Parent Borrower agrees to respond to a request from the Lender for such consent within a reasonable period of time not to exceed 10 Business Days from receipt of said request.

13.8.3   Participations.

(a)           The Lender may, without the consent of the Parent Borrower, sell participations to one or more banks or other entities (other than a natural person or the Parent Borrower or any of its Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such participation shall be in an amount not less than $5,000,000, (ii) the Lender’s obligations under this Agreement shall remain unchanged, (iii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that directly affects such Participant.  Subject to Section 13.8.3(b), the Parent Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Sections 4.7, 4.8, 4.9, 4.10.1, 4.10.3 or 13.2 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 13.8.2.

(b)           No Participant shall be entitled to receive any greater payment under Sections 4.7, 4.8, 4.9, 4.10.1 or 4.10.3 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Parent Borrower specifically consents to such right.  Any Participant that is a Foreign Lender shall not be entitled to the benefits of Sections 4.10.1 or 4.10.3 unless such Participant complies with Section 4.10.6.

(c)           If the Lender sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.8.4   Certain Pledges or Assignments.

The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.8.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release the Lender from any of its obligations hereunder, (ii) substitute any such pledgee or assignee for the Lender as a party hereto or (iii) grant any such pledgee or assignee any rights under any Loan Document.

Section 13.9   Disclosure of Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process (after providing notice to the Parent Borrower, to the extent practicable, to permit an opportunity to seek a protective order or injunctive relief), (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) with the prior written consent of the Parent Borrower, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.9 by the Lender or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Credit Parties unless the Lender has actual knowledge that the disclosure of such Information by such source constituted a breach of an obligation of such source to maintain confidentiality of such Information, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information (customarily found in such publications) upon the Parent Borrower’s prior review and approval or (j) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender. For the purposes of this Section 13.9, “Information” means all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties or their business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Credit Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section 13.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.10  Amendments, Waivers and Consents.

Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lender and any consent may be given by the Lender, if, but only if, such amendment, waiver or consent is in writing signed by the Lender and, in the case of an amendment, signed by the Credit Parties.

Section 13.11    Performance of Duties.

The Credit Parties’ obligations under this Agreement and each of the Loan Documents shall be performed by the Credit Parties at their sole cost and expense.

Section 13.12    All Powers Coupled with Interest.

All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan

Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations (other than Unasserted Contingent Obligations) remain unpaid or unsatisfied.

Section 13.13   Acknowledgements.

Each of the Credit Parties hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           the Lender has no fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties and the Lender.

Section 13.14        Survival of Indemnities.

Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect after the payment in full of the Obligations (other than Unasserted Contingent Obligations) and shall protect the Lender against events arising after such payment as well as before.

Section 13.15        Titles and Captions.

Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 13.16        Severability of Provisions.

Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.17        Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Delivery of any executed counterpart of a signature page of this Agreement by telecopy or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.18   Binding Effect; Term of Agreement.

13.18.1    This Agreement shall become effective at such time, on or after the Closing Date, that the conditions precedent set forth in Section 5.1 have been satisfied or waived and when it shall have been executed by each of the Credit Parties and the Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of each Credit Party and the Lender, together with their permitted successors and assigns.

13.18.2        This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than Unasserted Contingent Obligations) shall have been indefeasibly and irrevocably paid and satisfied in full.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

Section 13.19   Inconsistencies with Other Documents; Independent Effect of Covenants.

13.19.1        In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

13.19.2        The Parent Borrower expressly acknowledges and agrees that each covenant contained in Article VIII and Article IX hereof shall be given independent effect.

Section 13.20   Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Credit Parties and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 13.21     USA Patriot Act Notice.

The Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow the Lender to identify the Credit Parties in accordance with the USA Patriot Act.  Each Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

PARENT BORROWER:

THE BRINK’S COMPANY

By:	/s/ Joseph W. Dziedzic
Name:	Joseph W. Dziedzic
Title:	Executive Vice President

Signature Page to Credit Agreement

GUARANTORS:

PITTSTON SERVICES GROUP INC., a Virginia corporation

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

Notice Address c/o The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, Virginia 23226-8100 Attn: Treasurer Facsimile: (804) 289-9760

Signature Page to Credit Agreement

BRINK’S HOLDING COMPANY, a Delaware corporation

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

Notice Address c/o The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, Virginia 23226-8100 Attn: Treasurer Facsimile: (804) 289-9760

Signature Page to Credit Agreement

BRINK’S, INCORPORATED, a Delaware corporation

By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon
Title:	Treasurer

Notice Address c/o The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, Virginia 23226-8100 Attn: Treasurer Facsimile: (804) 289-9760

Signature Page to Credit Agreement

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Nancy R. Bonnell
Name:	Nancy R. Bonnell
Title:	Vice President

Signature Page to Credit Agreement

Schedule 1.1(c)

Unrestricted Subsidiaries of the Parent Borrower as of Closing Date

Servicio Pan Americano de Protección C.A. (Venezuela)
Aeropanamericano, C.A.
Artes Graficas Avanzadas 98, C.A.
Blindados de Zulia Occidente, C.A.
Blindados de Oriente, S.A.
Blindados Panamericanos, S.A.
Blindados Centro Occidente, S.A.
Documentos Mercantiles, S.A.
Instituto Panamericano, C.A.
Panamericana de Vigilancia, S.A.
Transportes Expresos, C.A.
Corporacion ePago de Venezuela, C.A.
Tepuy Inmobiliaria VII, C.A.

Schedule 6.1.6

Subsidiaries of the Parent Borrower as of Closing Date

See attached.

SUBSIDIARIES OF THE BRINK’S COMPANY
AS OF MARCH 12, 2015

(The subsidiaries listed below are owned 100%, directly or indirectly, by The Brink’s Company unless otherwise noted.)

Jurisdiction
Company	of Incorporation

The Pittston Company	Delaware
Glen Allen Development, Inc.	Delaware
Liberty National Development Company, LLC (32.5%)	Delaware
New Liberty Residential Urban Renewal Company, LLC (17.5%)	New Jersey
Pittston Services Group Inc.	Virginia
Brink’s Holding Company	Delaware
Brink’s, Incorporated (“BI”)	Delaware
Brink’s Delaware, LLC	Delaware
Brink’s Express Company	Illinois
Brink’s Global Payments, LLC	Delaware
Brink’s St. Lucia Ltd. (26%)	St. Lucia
Security Services (Brink’s Jordan) Company Ltd (95%)	Jordan
Servicio Pan Americano de Protección S.A. de C.V. (“Serpaprosa”) (by Trust,
BI is Settlor of Trust) (99.75%)	Mexico
Inmobiliaria, A.J., S.A. de C.V. (99.75%)	Mexico
Operadora Especializada de Transportes, S.A. de C.V. (99.75%)	Mexico
Procesos Integrales en Distribución y Logística, S.A. de C.V. (99.75%)	Mexico
Aeroflash Mensajeria, S.A. de C.V. (.02%)	Mexico
Productos Panamericanos de Proteccion, S.A. de C.V. (99.75%)	Mexico
Brink’s Security International, Inc. (“BSI”)	Delaware
Brink’s Brokerage Company, Incorporated	Delaware
Brink’s C.l.S., Inc.	Delaware
Brink’s Cambodia, Inc.	Delaware
Brink’s Global Services International, Inc.	Delaware
Brink’s Global Services KL, Inc.	Delaware
Brink’s Global Services USA, Inc.	Delaware
Brink’s International Management Group, Inc.	Delaware
Brink’s Network, Incorporated	Delaware
Brink’s Vietnam, Incorporated	Delaware
Brink’s Ukraine, Inc.	Delaware
Brink’s Asia Pacific Limited	Hong Kong
Brink’s Australia Pty Ltd	Australia
Brink’s Belgium S.A.	Belgium
Cavalier Insurance Company Ltd.	Bermuda
Brink’s Global Services FZE	Dubai (UAE)
Brink’s Diamond Title DMCC	Dubai (UAE)
Brink’s Gulf LLC (49%)	Dubai (UAE)
Brink’s EMEA SAS	France
Brink’s Beteiligungsgesellschaft mbH	Germany
Brink’s Global Services Deutschland GmbH	Germany
Brink’s Sicherheit GmbH	Germany
Brink’s Far East Limited	Hong Kong
Brink’s Ireland Limited	Ireland
Brink’s Security Services Ireland Limited	Ireland
Brink’s Holdings Limited	Israel
Brink’s (Israel) Limited (70%)	Israel
Brink’s Diamond & Jewellery Services (International) (1993) Ltd.	Israel
Brink’s Global Services S.r.L.	Italy
Brink’s Japan Limited	Japan
Brink’s Luxembourg S.A.	Luxembourg
Brink’s Security Luxembourg S.A.	Luxembourg
BK Services S.a.r.l.	Luxembourg
Ets Pierre Kess et Fils S.A.	Luxembourg
Brink’s Global Services S.A. de C.V.	Mexico

Company	Jurisdiction of Incorporation
Brink’s International, C.V. (“BICV”, BSI is General Partner)	Netherlands
Inversiones Brink’s Chile Limitada (BICV is beneficial owner)	Chile
Inversiones Petra S.A.	Chile
Brink’s Chile, S.A. (BICV is beneficial owner)	Chile
Organismo Tecnico de Capacitacion Brink’s SpA	Chile
Brink’s de Colombia S.A. (58%, BICV is beneficial owner)	Colombia
Domesa de Colombia S.A. (70%)	Colombia
Procesos & Canje S.A. (58%)	Colombia
Sistema Integrado Multiple de Pago Electronicos S.A.
(“SIMPLE S.A.”)(14.5%)	Colombia
Brink’s Canada Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Canada Limited	Canada
Brink’s Security Services, B.V.	Netherlands
Brink’s Dutch Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Hellenic Holdings, B.V. (“BHH”)	Netherlands
Athena Marathon Holdings, B.V. (“AMH”)	Netherlands
Apollo Acropolis Holdings, B.V. (“AAH”)	Netherlands
Brink’s Bolivia S.A.	Bolivia
Hermes Delphi Holdings, B.V, (“HDH”)	Netherlands
Zeus Oedipus Holdings, B.V. (“ZOH”)	Netherlands
Brink’s Hellas Commercial S.A. – Information Technology Services
(“Brink’s Hellas SA”) (14.3% each BHH, AMH, AAH, HDH, ZOH,
Brink’s Dutch Holdings, B.V., Brink’s Canada Holdings, B.V.)	Greece
Brink’s Hermes Cash & Valuable Services S.A.
(“Brink’s Cash & Valuable Services SA”)	Greece
Brink's Hellas Guarding & Cash Services Joint VentureAnonymi Etairia	Greece
Brink’s Hermes Security Services SA (“Brink’s Security
Services S.A.”)	Greece
Brink’s Hermes Aviation Security Services S.A.
(“Brink’s Aviation Security Services S.A.”) (70%)	Greece
Hellenic Central Station SA - Reception & Processing
Centre of Electronic Signals (“Hellenic Central Station”)
(10%)	Greece
BHM Human Resources Mexico Holding, S.A. de C.V.	Mexico
Servicios Administrativos Consolidados BM de Mexico, S.A. de C.V.	Mexico
BM Control y Administracion de Personal, S.A. de C.V.	Mexico
BHM Human Resources Solutions B.V.	Netherlands
Brink’s Argentina S.A.	Argentina
Brink’s Seguridad Corporativa S.A. (98%)	Argentina
Brink’s India Private Limited	India
Brinks Mongolia LLC (51%)	Mongolia
Brink’s RUS Holding B.V. (70%)	Netherlands
Limited Liability Company Brink’s Management (70%)	Russian Federation
Limited Liability Company Brink’s (70%)	Russian Federation
Non Banking Credit Organization BRINKS (Limited Liability	Russian
Company) (70%)	Federation
San Rafael Representaciones S.A.C.	Peru
Servicio Pan Americano de Proteccion C.A. (61%, BICV is beneficial owner)	Venezuela
Aeropanamericano, C.A. (61%)	Venezuela
Aero Sky Panama, S.A. (61%)	Panama
Artes Graficas Avanzadas 98, C.A. (61%)	Venezuela
Blindados de Zulia Occidente, C.A. (61%)	Venezuela
Blindados de Oriente, S.A. (61%)	Venezuela
Blindados Panamericanos, S.A. (61%)	Venezuela
Blindados Centro Occidente, S.A. (61%)	Venezuela
Documentos Mercantiles, S.A. (61%)	Venezuela
Instituto Panamericano, C.A. (61%)	Venezuela
Intergraficas Panama, S.A. (61%)	Panama

2

Company	Jurisdiction of Incorporation
Panamericana de Vigilancia, S.A. (61%)	Venezuela
Transportes Expresos, C.A. (61%)	Venezuela
Brink’s Panama S.A.	Panama
Business Process Intelligence Inc.	Panama
Brink’s Global Services Poland Sp.zo.o.	Poland
Brink’s Puerto Rico, Inc.	Puerto Rico
Brink’s International Holdings AG	Switzerland
Bolivar Business S.A.	Panama
Domesa Courier Corporation	Florida
Panamerican Protective Service Sint Maarten, N.V.	Sint Maarten
Radio Llamadas Panamá, S.A.	Panama
Servicio Panamericano de Protección Curacao, N.V.	Curacao
Domesa Curacao, N.V.	Curacao
Domesa Servicio Pan Americano de Proteccion
Brink’s Aruba, N.V.	Aruba
Servicio Panamericano de Vigilancia Curacao, N.V.	Curacao
Brink’s France SAS	France
Brink’s (Mauritius) Ltd	Mauritius
Brink’s Antilles S.A.R.L.	Guadeloupe
Brink’s Contrôle Sécurité Réunion S.A.R.L.	St. Denis
Brink’s Évolution S.A.R.L.	France
Est Valeurs SAS	France
Brink’s Formation S.A.R.L.	France
Brink’s France Finance SAS	France
Brink’s Madagascar S.A. (60%)	Madagascar
Brink’s Maroc S.A.S.	Morocco
Brink’s Qatar L.L.C. (49%)	Qatar
Brink’s Réunion S.A.R.L.	St. Denis
Brink’s Security Services SAS	France
Brink’s Teleservices SAS	France
Brink’s Software Services et Solutions SAS	France
Cyrasa Servicios de Control SA	Spain
Maartenval NV	Sint Maarten
Protecval S.A.R.L.	France
Security & Risk Management Training Centre Ltd	Mauritius
VDH Gold SARL	France
Brink’s Global Holdings B.V.	Netherlands
A.G.S. Groep B.V.	Netherlands
AGS Freight Watch B.V.	Netherlands
AGS-SecuTrans B.V.	Netherlands
Brink’s Regional Services B.V.	Netherlands
Brink’s Trading Ltd.	Israel
Brink’s Global Services Antwerp	Belgium
Brink’s Global Services Pte. Ltd.	Singapore
Brink’s Kenya Limited	Kenya
Brink’s Switzerland Ltd.	Switzerland
Brink’s Diamond & Jewelry Services BVBA	Belgium
DDX Trading NV (25.25%)	Belgium
Transpar – Brink’s ATM Ltda.	Brazil
BGS – Agenciamento de Carga e Despacho Aduaneiro Ltda.	Brazil
Brink’s-Seguranca e Transporte de Valores Ltda.	Brazil
BVA-Brink’s Valores Agregados Ltda.	Brazil
Brink’s Hong Kong Limited	Hong Kong
Brink’s (Shanghai) Finance Equipment Technology Services Co. Ltd.	China
Brink’s Diamond (Shanghai) Company Limited	China
Brink’s Jewellery Trading (Shanghai) Company Limited	China
Brink’s Security Transportation (Shanghai) Company Limited	China
Brink’s Global Services Korea Limited – Yunan Hoesa Brink’s Global (80%)	Korea
Brink’s Singapore Pte Ltd	Singapore
BVC Diamond and Jewellery Services LLP	India
Brinks (Southern Africa) (Proprietary) Limited	South Africa

3

Brinks Armoured Security Services (Proprietary) Limited	South Africa
Brink’s e-Pago Tecnologia Ltda.	Brazil
Redetrel – Rede Transacoes Eletronicas Ltda.	Brazil
ePago International Inc.	Panama
Corporación ePago de Venezuela, C.A.	Venezuela
e-Pago de Colombia S.A. (75%)	Colombia
Brink’s ePago S.A. de C.V.	Mexico
Brink’s Global Services (BGS) Botswana (Proprietary) Limited	Botswana
Brink’s Macau Limited	Macao
Brink’s Trading (Taiwan) Co., Ltd.	Taiwan
Brink’s Taiwan Security Limited	Taiwan
Brink’s (Thailand) Limited (40%)	Thailand
Brink’s Global Technology Limited	Thailand
Brink’s Guvenlik Hizmetleri Anonim Sirketi	Turkey
Brink’s (UK) Limited	U.K.
Brink’s Limited	U.K.
Brink’s (Scotland) Limited	U.K.
Brink’s Limited (Bahrain) EC	Bahrain
Brink’s Security Limited	U.K.
Quarrycast Commercial Limited	U.K.
Brink’s Global Services, Ltd.	U.K.
Tepuy Inmobiliaria VII, C.A.	Venezuela
BAX Holding Company	Virginia
Brink’s Administrative Services Inc.	Delaware
Pittston Minerals Group Inc.	Virginia
Pittston Coal Company	Delaware
Heartland Coal Company	Delaware
Maxxim Rebuild Company, Inc.	Delaware
Pittston Forest Products, Inc.	Virginia
Addington, Inc.	Kentucky
Appalachian Mining, Inc.	West Virginia
Molloy Mining, Inc.	West Virginia
Vandalia Resources, Inc.	West Virginia
Pittston Coal Management Company	Virginia
Pittston Coal Terminal Corporation	Virginia
Pyxis Resources Company	Virginia
HICA Corporation	Kentucky
Holston Mining, Inc.	West Virginia
Motivation Coal Company	Virginia
Paramont Coal Corporation	Delaware
Sheridan-Wyoming Coal Company, Incorporated	Delaware
Thames Development Ltd.	Virginia
Buffalo Mining Company	West Virginia
Clinchfield Coal Company	Virginia
Dante Coal Company	Virginia
Eastern Coal Corporation	West Virginia
Elkay Mining Company	West Virginia
Jewell Ridge Coal Corporation	Virginia
Kentland-Elkhorn Coal Corporation	Kentucky
Meadow River Coal Company	Kentucky
Pittston Coal Group, Inc.	Virginia
Ranger Fuel Corporation	West Virginia
Sea “B” Mining Company	Virginia
Pittston Mineral Ventures Company	Delaware
PMV Gold Company	Delaware
Pittston Mineral Ventures International Ltd.	Delaware
Mineral Ventures of Australia Pty Ltd.	Australia

NOTE:  Subsidiaries that are not majority owned do not constitute “Subsidiaries” for the purposes of this Schedule.  They have been left on the Schedule so as to make the ownership structure clear.

4

Schedule 9.2

Liens as of Closing Date

1.	Liens on facilities and equipment of the Parent Borrower and certain of its Restricted Subsidiaries representing Capital Lease obligations in the aggregate amount of approximately $64,899,000.

EXHIBIT A

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (the “Agreement”), dated as of ______________, 20__, is by and between _____________________, a _____________ (the “Applicant Guarantor”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as Lender under that certain Credit Agreement, dated as of March 12, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE BRINK’S COMPANY, a Virginia corporation (the “Parent Borrower”), certain of the Parent Borrower’s Subsidiaries from time to time party thereto, and PNC BANK, NATIONAL ASSOCIATION (the “Lender”).

The Applicant Guarantor has indicated its desire to become a Guarantor pursuant to Section 8.10 of the Credit Agreement.

Accordingly, the Applicant Guarantor hereby agrees as follows the Lender:

1. The Applicant Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Guarantor will be deemed to be a party to the Credit Agreement and a Guarantor for all purposes of the Credit Agreement, and shall assume and have all of the obligations of a Guarantor thereunder as if it has executed the Credit Agreement.  The Applicant Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement applicable to a Guarantor.

2. The Applicant Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto.

3. The Parent Borrower confirms that all of its obligations under the Credit Agreement are, and upon the Applicant Guarantor becoming a Guarantor shall continue to be, in full force and effect.

4. The Parent Borrower and the Applicant Guarantor agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts and things as the Lender may reasonably request in order to effect the purposes of this Agreement.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF VIRGINIA.

IN WITNESS WHEREOF, each of the Applicant Guarantor and the Parent Borrower has caused this Guarantor Joinder Agreement to be duly executed by its duly authorized representative, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

APPLICANT GUARANTOR:	[_______________________________________________________]

By:
Name:
Title:

THE BRINK’S COMPANY, as Parent Borrower

By:
Name:
Title:\

Acknowledged and accepted:
PNC BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF PREPAYMENT

Dated as of: __________, 20__

PNC Bank, National Association
500 First Avenue P7PFSCo4Z
Pittsburgh, PA 15219
Attention:  Diane Zamulevic

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you under Section 2.4.3 of the Credit Agreement, dated as of March 12, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE BRINK’S COMPANY, a Virginia corporation (the “Parent Borrower”), certain of the Parent Borrower’s Subsidiaries from time to time party thereto, and PNC BANK, NATIONAL ASSOCIATION (the “Lender”).

1.           The Parent Borrower hereby provides notice to the Lender that it intends to make a prepayment on the Loan.

2.           The Parent Borrower shall prepay the above-referenced Loan on the following Business Day: _____________ (Complete in accordance with Section 2.4.3 of the Credit Agreement).  Such prepayment shall be in the following amount $______________________.

3.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the date first set forth above.

THE BRINK’S COMPANY, as Parent Borrower

By:
Name:
Title: